UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Brookdale Senior Living Inc.
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April 28, 2016
Dear Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the 2016 Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Monday, June 13, 2016 at 10:00 a.m., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee.
Details of the business to be conducted at the Annual Meeting are given in the attached Notice of 2016 Annual Meeting of Stockholders and proxy statement.
In accordance with rules approved by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders over the Internet. On or about April 28, 2016, we mailed to our stockholders a notice of Internet availability of proxy materials containing instructions on how to access our proxy materials, including the proxy statement and our 2015 Annual Report, over the Internet, as well as how to vote online. The notice also includes instructions on how you can request, free of charge, a paper copy of our proxy materials and 2015 Annual Report by mail.
All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, it is important that your shares be represented and voted at the meeting. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the proxy statement and 2015 Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.
FOR THE BOARD OF DIRECTORS OF
 BROOKDALE SENIOR LIVING INC.

Daniel A. Decker
Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 13, 2016: The Notice of 2016 Annual Meeting and Proxy Statement and the 2015 Annual Report are available at www.proxyvote.com.

BROOKDALE SENIOR LIVING INC.
111 Westwood Place, Suite 400
 Brentwood, Tennessee 37027
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, JUNE 13, 2016
To the Stockholders:
The 2016 Annual Meeting of Stockholders of Brookdale Senior Living Inc. will be held on Monday, June 13, 2016 at 10:00 a.m., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee, for the following purposes:
1.	to elect three Class II directors to hold office for a term of three years and until their successors are duly elected and qualified;
2.	to ratify the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2016 fiscal year;
3.	to hold an advisory vote to approve named executive officer compensation; and
4.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Stockholders of record at the close of business on April 18, 2016 are entitled to notice of, and to vote at, the Annual Meeting, including any adjournments and postponements thereof. Our stock transfer books will remain open for the transfer of our common stock. A list of all stockholders entitled to vote at the meeting will be available for examination at our principal executive office located at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, for the ten days before the meeting between 9:00 A.M. and 5:00 P.M., local time, and at the place of the meeting during the meeting for any purpose germane to the meeting.
By Order of the Board of Directors,

Chad C. White
 Secretary
Brentwood, Tennessee
April 28, 2016
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. IN ADDITION TO VOTING IN PERSON, STOCKHOLDERS OF RECORD MAY VOTE VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET. STOCKHOLDERS WHO RECEIVED A PAPER COPY OF THE PROXY STATEMENT AND 2015 ANNUAL REPORT BY MAIL MAY ALSO VOTE BY COMPLETING, SIGNING AND MAILING THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN ENVELOPE PROVIDED. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY ONE OF THESE THREE METHODS.

BROOKDALE SENIOR LIVING INC.
111 Westwood Place, Suite 400
 Brentwood, Tennessee 37027
PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON MONDAY, JUNE 13, 2016
General Information
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brookdale Senior Living Inc., a Delaware corporation ("Brookdale," the "Company," "we," "us" or "our"), for use at the 2016 Annual Meeting of Stockholders to be held on Monday, June 13, 2016, including any adjournments and postponements thereof (the "Annual Meeting").
Date, Time and Place of the Annual Meeting
The Annual Meeting will be held on Monday, June 13, 2016 at 10:00 a.m., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee 37027. Our main telephone number is (615) 221-2250.
Matters to be Considered at the Annual Meeting
The items of business scheduled to be considered and voted on at the Annual Meeting are:
1.	the election of three Class II directors to hold office for a term of three years and until their successors are duly elected and qualified;
2.	the ratification of the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2016 fiscal year; and
3.	an advisory vote to approve named executive officer compensation.
We may also consider such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Important Notice Regarding the Availability of Proxy Materials
In accordance with rules approved by the Securities and Exchange Commission (the "SEC"), we are furnishing proxy materials to our stockholders over the Internet instead of mailing a printed copy of the proxy materials. On or about April 28, 2016, we mailed to our stockholders a notice of Internet availability of proxy materials containing instructions on how to access our proxy materials, including the proxy statement and our 2015 Annual Report, over the Internet, as well as how to vote online. If you received a notice and would like to receive a printed copy of our proxy materials and 2015 Annual Report, free of charge, you should follow the instructions for requesting such materials included in the notice. The Notice of 2016 Annual Meeting, this proxy statement and our 2015 Annual Report are also available on our website at www.brookdale.com/proxy.
Stockholders Entitled to Vote
As of April 18, 2016, there were outstanding and entitled to vote 185,802,570 shares of our common stock, par value $0.01 per share (excludes unvested restricted shares with respect to which the holders have no voting rights). Each share of our common stock entitles the holder to one vote. Stockholders of record at the close of business on April 18, 2016 are entitled to vote at the Annual Meeting, including any adjournments and postponements thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive office located at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, for the ten days before the Annual Meeting between 9:00 A.M. and 5:00 P.M., local time, and at the Annual Meeting for any purpose germane to the meeting.
Quorum
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding on April 18, 2016 will constitute a quorum for the transaction of business.
We will count abstentions and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter ("broker non-votes") for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.
Required Vote
For the election of director nominees, the affirmative vote of a plurality of all the votes cast at the Annual Meeting is sufficient to elect the nominee if a quorum is present, as provided in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date. However, our Board of Directors has adopted a majority voting policy applicable to uncontested elections of directors, which is set forth in our Corporate Governance Guidelines. As required by the policy, each of the director nominees has submitted an irrevocable resignation, which will be effective contingent upon such nominee's not receiving a majority of the votes cast in the election of directors and acceptance of the resignation by the Board. If any such director nominee fails to receive more votes cast "for" than "against" such nominee in the election (with "abstentions" and "broker non-votes" not counted as a vote cast either "for" or "against" such director's election), the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. See "Proposal Number One––Election of Directors––Majority Voting for Directors" in this proxy statement for more information about the majority voting policy.
For the ratification of the Audit Committee's appointment of Ernst & Young LLP, the advisory vote on named executive officer compensation and the approval of any other business properly presented at the Annual Meeting, the affirmative vote of a majority of the shares of our common stock voting in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the matter. Notwithstanding this vote standard, please be advised that Proposal Number Three (an advisory vote to approve named executive officer compensation) is advisory only and is not binding on the Company. The Board of Directors will consider the outcome of the vote on this item in considering what action, if any, should be taken in response to the advisory vote by stockholders.
If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, the shares of common stock represented by the proxy will be voted as follows:
•	FOR the election of the director nominees named herein;
•	FOR the ratification of the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2016 fiscal year;
•	FOR the approval of the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables); and
in accordance with the judgment of the proxy holders as to any other matters that may be properly brought before the Annual Meeting, including any adjournments and postponements thereof.

  We will not count shares that abstain from voting on a particular matter or broker non-votes as votes in favor of such matter. In the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. With respect to the proposal to ratify the Audit Committee's appointment of Ernst & Young LLP, abstentions from voting will have the same effect as voting against such matter. With respect to the advisory vote to approve named executive officer compensation, abstentions from voting and broker non-votes will have the same effect as voting against such matter.
If you hold your shares in street name through a brokerage account, you should have received access to this proxy material from your bank, broker or other holder of record with instructions on how to instruct the holder of record to vote your shares. If you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as routine under the rules of the New York Stock Exchange ("NYSE"). However, a broker cannot vote shares held in street name on matters designated as non-routine by the NYSE, unless the broker receives voting instructions from the street name holder. The proposal to ratify the Audit Committee's appointment of Ernst & Young LLP is considered routine under NYSE rules. Each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine under applicable NYSE rules. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal Number Two but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal Number Two in the discretion of your broker, but your shares will constitute "broker non-votes" on each of the other items at the Annual Meeting.
Voting
You may vote by any one of the following means:
•	on the Internet;
•	by telephone;
•	by mail; or
•	in person, at the Annual Meeting.
To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 16 digit number included on your proxy card, voter instruction form or notice.

To vote by telephone, registered stockholders should dial (800) 690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 16 digit number included on your proxy card, voter instruction form or notice.
If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:
•	by Internet: www.proxyvote.com
•	by phone: (800) 579-1639
•	by email: sendmaterial@proxyvote.com (your email should contain the 16 digit number in the subject line).
The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on June 12, 2016. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. Submitting your vote by mail or via the Internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. For directions to the Annual Meeting, please contact our Investor Relations Department at (615) 221-2250.
Revocability of Proxy
Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with our Secretary at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions.
Persons Making the Solicitation
This proxy statement is sent on behalf of, and the proxies are being solicited by, the Board of Directors of Brookdale. We will bear all costs of the solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.
Recommendations of the Board of Directors
The Board of Directors recommends a vote:
•	FOR the election of the director nominees named herein;
•	FOR the ratification of the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2016 fiscal year; and
•	FOR the approval of the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables).

PROPOSAL NUMBER ONE
 ELECTION OF DIRECTORS
The first proposal is to elect three Class II directors to hold office for a term of three years and until their respective successors are duly elected and qualified. The Board of Directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire at the annual meetings of stockholders to be held in 2017, 2016 and 2018, respectively. The current Class II directors are Jackie M. Clegg, William G. Petty, Jr., and James R. Seward, and the Board of Directors has proposed each of them as a nominee for re-election as a Class II director. If elected at the Annual Meeting, each of Ms. Clegg and Messrs. Petty and Seward will hold office until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees becomes unavailable or unwilling to serve, an event that the Board of Directors does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person(s) as the Board of Directors may recommend.
The Board of Directors recommends that you vote FOR the election of Ms. Clegg and Messrs. Petty and Seward to serve as Class II directors until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified. Unless otherwise instructed, we will vote all proxies we receive FOR the election of Ms. Clegg and Messrs. Petty and Seward.
Information Concerning Directors and Director Nominees
Set forth below is certain biographical information for our directors. See "Security Ownership of Certain Beneficial Owners and Management" in this proxy statement for a description of securities beneficially owned by our directors.
Name	Age	Position with Brookdale	Class
Daniel A. Decker	63	Non-Executive Chairman	Class I
T. Andrew Smith	56	President, Chief Executive Officer and Director	Class I
Frank M. Bumstead	74	Director	Class I
Jackie M. Clegg	54	Director	Class II
Jeffrey R. Leeds	70	Director	Class III
Mark J. Parrell	49	Director	Class III
William G. Petty, Jr.	70	Director	Class II
James R. Seward	63	Director	Class II
Lee S. Wielansky	64	Director	Class III
Daniel A. Decker has been investing in the senior living industry for more than 20 years. He joined the Board of Directors as Non-Executive Chairman of the Board in October 2015. Mr. Decker is the President and owner of CoastWood Senior Housing Partners, LLC, an investment firm specializing in seniors housing and related services, which he founded in 2006. In January 2013, CoastWood joined with KKR and Beecken Petty O'Keefe & Company to acquire the operations of Sunrise Senior Living, one of the leading operators of assisted living properties in the United States. The group sold its interest in Sunrise in 2014. Prior to forming CoastWood, Mr. Decker was a partner from 1990 to 2006 at The Hampstead Group, LLC, a private equity firm with a focus on real estate related, operating intensive businesses such as lodging and seniors housing. Mr. Decker was an attorney at the law firm of Decker, Hardt, Kopf, Harr, Munsch & Dinan (now known as Munsch Hardt Kopf & Harr, P.C.) from 1985 to 1990, which he co-founded in 1985, and was an attorney at Winstead PC from 1980 to 1985. Mr. Decker served on the Boards of Directors of Sentio Healthcare Properties, Inc. (a public, non-listed REIT) from March 2013 until September 2015, during which time he served as a member of the Investment Committee, and Welltower Inc. (formerly known as Health Care REIT, Inc.) from October 2011 until August 2012, during which time he served as a member of the Audit, Investment, Nominating/Corporate Governance and Planning Committees. Mr. Decker earned his Bachelor of Science in Business Administration degree in economics from the University of Missouri-Columbia, and his J.D. from the University of Missouri-Kansas City. Mr. Decker's significant experience in the senior living and real estate industries, as well as his extensive strategic, investment and transactional experience, led to the conclusion that he should serve as a member of the Board of Directors.
T. Andrew Smith has over 25 years of experience in seniors housing, mergers and acquisitions, real estate and capital markets transactions, corporate finance and healthcare. Mr. Smith has served as our Chief Executive Officer since February 2013 and as our President since March 2016. From October 2006 to February 2013, Mr. Smith served as our Executive Vice President, General Counsel and Secretary. In addition to his role in managing our legal affairs, Mr. Smith was responsible for the management and oversight of our corporate development functions (including acquisitions and expansion and development activity); corporate finance (including capital structure, debt and lease transactions and lender/lessor relations); strategic planning; and risk management. Prior to joining Brookdale, Mr. Smith served as a member of Bass, Berry & Sims PLC's corporate and securities group and as chair of the firm's healthcare group. During his tenure at Bass, Berry & Sims (1985 to 2006), Mr. Smith represented American Retirement Corporation ("ARC") as outside General Counsel. Mr. Smith joined our Board of Directors in June 2014. He currently serves as a member of the board of directors of the Nashville Health Care Council and the National Investment Center for the Seniors Housing & Care Industry (NIC) and as a member of the executive board of the American Seniors Housing Association (ASHA). Mr. Smith's knowledge of the senior housing industry and his experience as our Chief Executive Officer, and previously as our Executive Vice President, General Counsel and Secretary, led to the conclusion that he should serve as a member of the Board of Directors.
Frank M. Bumstead has over 40 years' experience in the field of business and investment management and financial and investment advisory services. He also has represented buyers and sellers in a number of merger and acquisition transactions, including the sale of CMT (now a nationwide cable network) from its previous owners to Gaylord Entertainment, Inc. Mr. Bumstead is the chairman and a principal shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents artists, songwriters and producers in the music industry as well as athletes and other high net worth clients. He has been with the firm since 1989. From 1993 to December 1998, Mr. Bumstead served as the Chairman and Chief Executive Officer of FBMS Financial, Inc., an investment advisor registered under the Investment Company Act of 1940. Mr. Bumstead joined our Board of Directors in August 2006 and is an independent director. Prior to our acquisition of ARC, Mr. Bumstead served as the Lead Director of ARC, where he had served as a member of the board of directors for 11 years. He served in 2015 as Chairman of the board of directors of the Country Music Association and is also Vice Chairman of the board of directors and Chairman of the Finance and Investment Committee of the Memorial Foundation, Inc., a charitable foundation. He also currently serves on the board of directors of Nashville Wire Products, Inc. Mr. Bumstead has also served as a director and as a member of the Audit Committee of Syntroleum Corporation. He also has previously served on the boards of the Dede Wallace Center, The American Red Cross, ECA, Inc., American Constructors, Inc., American Fine Wire, Inc., Junior Achievement of Nashville, and Watkins Institute. In addition, he previously served as a member of the board of advisors of United Supermarkets of Texas, LLC and was Chairman of its Finance and Audit Committee. Mr. Bumstead received a B.B.A. degree from Southern Methodist University and a Masters of Business Management from Vanderbilt University's Owen School of Management. Mr. Bumstead's experience in business management and as a director of several public companies, along with his knowledge of the senior housing industry (through his prior service as a director of ARC), led to the conclusion that he should serve as a member of the Board of Directors.
The Honorable Jackie M. Clegg brings robust transactional and financial experience, along with expertise in corporate governance and public policy, through her work as a strategic consultant, in government service and as a director of a number of public companies. Ms. Clegg joined Brookdale's Board of Directors in November 2005 as an independent director. Ms. Clegg founded the strategic consulting firm Clegg International Consultants, LLC, and has served as its Managing Partner since 2001. Ms. Clegg was nominated by the President of the United States and confirmed by the U.S. Senate to serve as the Vice Chair of the Board of Directors and First Vice President of the Export-Import Bank of the United States, the official export credit institution of the United States of America, serving from June 1997 through July 2001, and served as Chief Operating Officer from January 1999 to September 2000. In her role with the Export-Import Bank, Ms. Clegg had direct supervisory responsibilities for the financial operations of the Export-Import Bank and was responsible for financing more than $50 billion in U.S. exports and a portfolio of $65 billion, budgeting decisions for the Export-Import Bank's operational and program budgets and opening Export-Import Bank programs in several countries. Ms. Clegg also served as chair of the Loan and Audit Committees of the Board of Directors and as chair of the Budget Task Force and the Technology and Pricing Committees of the Export-Import Bank. Ms. Clegg had previously served as the Chief of Staff and Special Assistant to the Chairman of the Export-Import Bank from April 1993 through June 1997. Prior to her Export-Import Bank service, Ms. Clegg worked in the U.S. Senate, focusing on international finance and monetary policy, national security and foreign affairs. She was the principal staff member on the U.S. Senate Committee on Banking, Housing and Urban Affairs Subcommittee on International Finance & Monetary Policy. She was responsible for developing strategy and for drafting legislation, including changes to the Export Administration Act, the Credit Reform Act, the Defense Production Act and Fair Trade in Financial Services legislation, among others. She also served as an associate staff member for the Senate Appropriations Committee for approximately ten years. Ms. Clegg also draws on her significant experience in service on the boards of directors of public companies and private organizations. She currently serves on the board of directors and chairs the Audit Committee of the Public Welfare Foundation. She has previously served as a director of IPC Holdings, Ltd., a company that provided property casualty catastrophe insurance coverage, and Blockbuster, Inc., which had over 6,500 retail locations. Additionally, she served as a director of CME Group Inc. (the parent company of the Chicago Mercantile Exchange), the Chicago Board of Trade, Cardiome Pharma Corp. and Javelin Pharmaceuticals, Inc. She previously chaired the Nominating and Corporate Governance Committees of Blockbuster, Inc., IPC Holdings, Ltd. and Cardiome Pharma Corp. and the Audit Committees of the IPC Holdings, Ltd., Chicago Board of Trade, Cardiome Pharma Corp. and Javelin Pharmaceuticals, Inc. She has also chaired and served on numerous special committees overseeing mergers, acquisitions, and financing transactions and has helped companies through the IPO process. Based on her current and former positions and directorships, Ms. Clegg has gained significant financial, corporate governance, public policy, infrastructure, and real estate experience. Ms. Clegg's extensive transactional and financial experience, as well as her experience in the public sector and as a director of numerous public companies (including her service as chairman of the foregoing standing and special committees) led to the conclusion that she should serve as a member of the Board of Directors.
Jeffrey R. Leeds is a financial services industry veteran with extensive experience in mergers, acquisitions and dispositions, capital markets and public company management. Mr. Leeds retired as Executive Vice President and Chief Financial Officer of GreenPoint Financial Corporation and GreenPoint Bank in October 2004, having served since January 1999. Prior to that, he was Executive Vice President, Finance and Senior Vice President and Treasurer of GreenPoint. Prior to GreenPoint, Mr. Leeds was with Chemical Bank for 14 years, having held positions as Head of Asset and Liability Management, Proprietary Trading and Chief Money Market Economist. Mr. Leeds has been an independent member of Brookdale's Board of Directors since November 2005 and served as Non-Executive Chairman of the Board from June 2012 through September 2015. He previously served as a director and chair of the Audit Committee of Och-Ziff Capital Management Group LLC and as a director and Audit Committee member of United Western Bancorp. Mr. Leeds received a B.A. in economics from the University of Michigan and an MBA and M.Ph. from Columbia University. Mr. Leeds' experience as an executive and principal financial officer, along with his extensive financial industry and transactional expertise, led to the conclusion that he should serve as a member of the Board of Directors.
Mark J. Parrell brings to Brookdale over 20 years of real estate, capital markets, mergers and acquisitions and investment experience. He has served as the Executive Vice President and Chief Financial Officer of Equity Residential, the largest United States apartment real estate investment trust, since October 2007. Mr. Parrell was Senior Vice President and Treasurer of Equity Residential from August 2005 to October 2007, and served in various roles in the company's finance group since September 1999. He currently serves as the Chair of the Finance Committee of the National Multifamily Housing Council and is a member of the Urban Land Institute. Mr. Parrell joined our Board of Directors in April 2015 and is an independent director. He served as a director of Aviv REIT, Inc. from March 2013 until it was acquired on April 1, 2015. Mr. Parrell holds a B.B.A. from the University of Michigan and a J.D. from the Georgetown University Law Center. Mr. Parrell's extensive real estate, capital markets, mergers and acquisitions and investment experience, including his experience as the principal financial officer of an S&P 500 REIT, led to the conclusion that he should serve as a member of the Board of Directors.

William G. Petty, Jr. brings to Brookdale nearly 30 years of experience in the healthcare services industry, as well as extensive operational, investment and transactional experience in the senior living industry, and a robust background in finance. He joined Brookdale's Board of Directors in December 2014 and is an independent director. Mr. Petty is a partner of Beecken Petty O'Keefe & Company, a private equity management firm he co-founded in 1996, which currently has approximately $1.3 billion under management. Mr. Petty's prior leadership experience includes service as Chairman of the Board of Directors of Sunrise Senior Living, Inc. from January 2013 to April 2014; as Chief Executive Officer of Alternative Living Services, Inc./Alterra Healthcare Corporation from 1993 to 1996 and as its Chairman from 1993 to 2000; as Chairman, President and Chief Executive Officer of Evergreen Healthcare, Inc. and as a director of that company's publicly-traded successors (GranCare, Inc. and Mariner Health Care Inc.); and as a director and member of the executive committee of Forum Group, Inc. In 1985, he co-founded Omega Capital Ltd., a private investment fund focused on the healthcare industry, which formed Omega Healthcare Investors, Inc., a healthcare REIT, during his tenure as managing director. In addition, he has served on the boards of directors of several Beecken Petty portfolio companies. Mr. Petty received a B.S. in Business Administration from the University of Illinois. Mr. Petty's significant executive experience in the senior living and healthcare services industries, as well as his extensive operational, investment and transactional experience, led to the conclusion that he should serve as a member of the Board of Directors.
James R. Seward has extensive experience in senior management and oversight in the investment sector, including significant experience in mergers and acquisitions and capital markets transactions. Mr. Seward is a Chartered Financial Analyst and, since 2000, has been a private investor. Previously, Mr. Seward was Executive Vice President, Chief Financial Officer, and director of Seafield Capital Corporation, a publicly-traded investment holding company. In that capacity, Mr. Seward also served as a director and as a member of the executive committee of LabOne, a provider of health screening and risk assessment services to life insurance companies and clinical diagnostic testing services to healthcare providers, until LabOne was sold to Quest Diagnostics in 2005. Mr. Seward also previously served as Chief Executive Officer and President of SLH Corporation, a spin-off of Seafield Capital Corporation. Mr. Seward joined our Board of Directors in November 2008 and is an independent director. He also currently serves as Chairman of the Board of Trustees and as a member of the Audit Committee of RBC Funds, a registered investment company. He previously served as a director of ARC and has also served as a member of the board of directors and Audit Committee of Syntroleum Corporation. Mr. Seward received a Bachelor of Arts degree from Baker University, a Masters in Public Administration, City Management from the University of Kansas and a Masters in Business Administration, Finance from the University of Kansas. Mr. Seward's experience and credentials in investing and finance, along with his knowledge of both the senior housing industry (through his prior service as a director of ARC) and the health care industry (through his prior service as a director of LabOne), led to the conclusion that he should serve as a member of the Board of Directors.
Lee S. Wielansky has more than 40 years of commercial real estate investment, management and development experience. Mr. Wielansky currently serves as Chairman and CEO of Midland Development Group, Inc., which was re-started in 2003 and focuses on the development of retail properties in the mid-west and southeast, and as Chairman and CEO of Opportunistic Equities, which specializes in low income housing. Mr. Wielansky was previously President and CEO of JDN Development Company, Inc., which was a wholly-owned subsidiary of JDN Realty Corporation, a publicly-traded REIT with more than $1 billion in assets that was acquired by Developers Diversified Realty Corporation. Before joining JDN, he served as Managing Director – Investments of Regency Centers Corporation, a publicly-traded REIT and a leading owner, operator and developer of shopping centers in the United States, which in 1998 acquired Midland Development Group, a retail properties development company co-founded by Mr. Wielansky in 1983.  Mr. Wielansky joined our Board of Directors in April 2015 and is an independent director. He also serves as Lead Trustee of Acadia Realty Trust, a publicly-traded REIT focused on the ownership, acquisition, redevelopment and management of commercial retail properties in the United States, and is a director of Isle of Capri Casinos, Inc. and Pulaski Financial Corp. He also serves on the Foundation board of Barnes Jewish Hospital (BJC). Mr. Wielansky received a bachelor's degree in Business Administration, with a major in Real Estate and Finance, from the University of Missouri – Columbia, where he is currently a member of the Strategic Development Board of the college of business. Mr. Wielansky's real estate investment, management and development experience, as well as his service as a director of several public companies, led to the conclusion that he should serve as a member of the Board of Directors.

Agreement with Respect to Certain Directors
In connection with our 2015 annual meeting of stockholders, an affiliate of Sandell Asset Management Corp. ("Sandell"), submitted a notice of its intention to nominate persons, including Mr. Wielansky, for election as directors at such meeting. On April 23, 2015, we entered into an agreement (the "Standstill Agreement") with Sandell and certain affiliates thereof, which as of such date beneficially owned approximately 1.4% of our outstanding common stock. Pursuant to the Standstill Agreement, Sandell, among other things, withdrew the notice of its intention to nominate persons for election as directors at our 2015 annual meeting of stockholders, and our Board of Directors, among other things, (i) appointed Messrs. Parrell and Wielansky as Class III directors with terms expiring at our 2015 annual meeting of stockholders, (ii) nominated such individuals for election as Class III directors at our 2015 annual meeting of stockholders with terms expiring at the 2018 annual meeting of stockholders, and (iii) recommended that our stockholders vote "for" such individuals and solicited our stockholders to vote for such individuals in the same manner as other nominees standing for election as directors. If Mr. Wielansky had resigned or otherwise been unable or unwilling to serve as a director during the period that began on April 23, 2015 and ended on March 7, 2016, and Sandell beneficially owned at least 75% of the shares of common stock held by Sandell on April 23, 2015, then Sandell would have had the ability to recommend a replacement director in accordance with the terms of the Standstill Agreement. The Standstill Agreement terminated automatically pursuant to its terms on March 7, 2016.
Legal Proceedings Involving Directors, Officers or Affiliates
There are no legal proceedings ongoing as to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our affiliates.
Director Independence
Our Board of Directors has affirmatively determined that Ms. Clegg and Messrs. Bumstead, Decker, Leeds, Parrell, Petty, Seward and Wielansky are "independent" under Section 303A.02 of the listing standards of the NYSE, and that Mr. Schulte and Dr. Waxman were independent prior to their retirement and resignation from the Board of Directors on April 23, 2015. In each case, the Board of Directors affirmatively determined that none of such individuals had a material relationship with the Company. In making these determinations, the Board of Directors considered all relevant facts and circumstances, as required by applicable NYSE listing standards.
There were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K that were considered by our Board of Directors in making the required independence determinations. None of the directors that were deemed independent had any relationship with us (other than as a director or stockholder).
Compensation of Directors
The director compensation program for 2015 and currently in effect for 2016 available to each director who is not an employee or consultant of ours (other than Mr. Decker, whose compensation arrangements are described separately below) consists of (i) an annual cash retainer; (ii) an additional cash retainer for serving as Non-Executive Chairman of the Board or as Chair of the Audit, Compensation, Nominating and Corporate Governance or Investment Committees; (iii) an annual award of immediately vested common stock; and (iv) cash meeting fees. In addition, under this program each new independent director joining the Board is awarded shares of time-based restricted stock. Details regarding our non-employee/non-consultant director compensation program and the compensation arrangements available to Mr. Decker for his service as a Class I director and as Non-Executive Chairman of the Board are described below.

Independent Director Compensation Program
The non-employee/non-consultant director compensation program was approved by the Board of Directors in 2014 upon the recommendation of the Compensation Committee. During 2014, the Compensation Committee's independent consultant, F.W. Cook & Co., Inc. ("F.W. Cook"), conducted a review of the program, particularly in light of our increased market capitalization following our acquisition of Emeritus Corporation ("Emeritus") in 2014 and the fact that the director compensation program had not been reviewed on a regular basis. The independent consultant used the peer group utilized by the Compensation Committee when reviewing our executive compensation program. The independent consultant reported that our prior director compensation program provided compensation below market levels, especially in light of our increased size following the acquisition of Emeritus, and below the level of compensation that should be expected for the amount of work conducted by the Board. After reviewing and discussing the results of the analysis with its independent consultant, the Compensation Committee recommended, and the Board of Directors approved, the current non-employee/non-consultant director compensation program, effective August 1, 2014. During 2015, the Compensation Committee conducted its annual review of the non-employee/non-consultant director compensation program and determined not to make any changes at such time. Each component of our non-employee/non-consultant director compensation program is described below.
Cash Retainers and Meeting Fees. Each non-employee/non-consultant director receives an annual cash retainer of $100,000. The Chair of the Audit, Compensation, Nominating and Corporate Governance, and Investment Committees receives an additional annual cash retainer of $20,000, $15,000, $15,000 and $10,000, respectively. For his service as Non-Executive Chairman through September 30, 2015, Mr. Leeds received an annual cash retainer of $100,000. The cash meeting fees for each Board and committee meeting that a director or committee member attends (whether he or she attends in person or telephonically) are $3,000 per Board meeting and $2,000 per committee meeting. All of the cash amounts are payable quarterly in arrears. Applicable cash retainers are pro-rated to reflect a partial year's service for directors who serve on the Board or as Chair of a standing committee for less than the full year. Each director has the opportunity to elect to receive either immediately vested shares or restricted stock units in lieu of up to 50% of their quarterly cash compensation. Any immediately vested shares or restricted stock units are issued on April 1, July 1, October 1 and January 1. The number of shares or restricted stock units to be issued is based on the closing price of our common stock on the date of issuance, or if such date is not a trading date, on the previous trading day's closing price. Each restricted stock unit will be payable in the form of one share of our common stock following the director's termination of service as a member of the Board of Directors.
Annual Equity Award. Each non-employee/non-consultant director receives an award of immediately vested common stock with a grant date fair value of approximately $100,000 for the year just served, anticipated to be granted in February each year. Directors joining the Board during the year are eligible to receive a pro-rated award to reflect a partial year's service. Directors are given the opportunity to elect to receive restricted stock units in lieu of immediately vested common stock under which the shares would be received upon their retirement from the Board of Directors. Our directors are generally eligible to receive stock grants under our 2014 Omnibus Incentive Plan, and the shares of immediately vested common stock or restricted stock units are granted under such plan.
Initial Equity Award. Each new non-employee/non-consultant director joining the Board is granted an award of shares of time-based restricted stock with a value of approximately $100,000 based on the closing price of our common stock on the date of grant. The shares will vest, subject to the director's continued service, on the first anniversary of the date of grant. The shares are granted under our 2014 Omnibus Incentive Plan.
Compensation of Non-Executive Chairman (effective October 1, 2015).
In connection with the appointment of Mr. Decker as a Class I director and as the Non-Executive Chairman of the Board effective October 1, 2015, the Compensation Committee reviewed with F.W. Cook the compensation to be paid to Mr. Decker for his service in such capacities. Upon the recommendation of the Compensation Committee, the Board of Directors approved the compensation to be provided to Mr. Decker. For his service as a non-employee director, Mr. Decker receives an annual cash retainer of $100,000 and cash meeting fees of $3,000 for each meeting of the Board and $2,000 for each meeting of the committees of the Board that he attends in person or by phone in his capacity as a member or Non-Executive Chairman, subject to a maximum of $75,000 of meeting fees each fiscal year. In addition, for his service as Non-Executive Chairman, Mr. Decker receives an annual cash retainer of $250,000. In connection with his appointment, Mr. Decker received an award of 25,000 shares of time-based restricted stock. The shares have vested or will vest in three equal annual installments, subject to his continued service as a director, beginning on February 27, 2016, and upon a change in control (as defined in the Company's 2014 Omnibus Incentive Plan), any unvested shares will immediately vest. It is currently anticipated that Mr. Decker will not receive additional awards of equity until 2019. The cash retainers and meeting fees are payable quarterly in arrears, and the cash retainers were pro-rated during 2015 to reflect a partial year's service. Mr. Decker has the opportunity to elect to receive either immediately vested shares or restricted stock units in lieu of up to 50% of his quarterly cash compensation on the same terms as offered to the other non-employee/non-consultant directors. Beginning in 2016, Mr. Decker also is eligible to receive coverage for himself and his dependents under our group health plan on the terms generally applicable to other participants in such plan.
Other Director Compensation Arrangements
Mr. Smith, our President and Chief Executive Officer, does not receive separate compensation for his service on our Board of Directors. Information regarding compensation awarded to, earned by or paid to Mr. Smith for his service as an executive officer is included in "Compensation of Executive Officers" below.
Granger Cobb, who was appointed to the Board of Directors in connection with the closing of our acquisition of Emeritus in July 2014 and served as a director until September 2015, did not participate in the non-employee/non-director compensation program. Pursuant to a Letter Agreement that we entered into with Mr. Cobb in connection with the acquisition, as amended and restated as of May 22, 2014, Mr. Cobb's employment with Emeritus terminated at the closing of the acquisition, and he was appointed to the Board of Directors at such time. Under the Letter Agreement, Mr. Cobb provided consulting services to Brookdale beginning at the closing of the acquisition until his passing on September 22, 2015. In his role as a consultant, Mr. Cobb provided services and advice regarding integration and transition matters, served as an advisor to members of Brookdale's senior management team, served as an advisory member to our senior management executive committee, and assisted with other special projects as requested. In consideration of the consulting services, Mr. Cobb was eligible to receive an annual cash consulting fee of $265,000 and reimbursement of up to $35,000 per year for premiums paid by Mr. Cobb in respect of certain life and disability insurance arrangements, and we agreed to provide, at our expense, continued group health plan coverage for so long as he served as a director or consultant. In addition, Mr. Cobb received a grant of Brookdale restricted stock with a grant date value of $1.0 million, which was to vest ratably in three annual installments beginning on the first anniversary of the date of grant, subject to his continued service as a consultant on the applicable vesting date. One-third of such award vested on the first anniversary of the grant date, one-third of the award vested upon his passing, and one-third of the award was forfeited upon his passing.
We are a party to a Separation Agreement and General Release with Mark J. Schulte, who served on our Board of Directors until his retirement and resignation on April 23, 2015. Mr. Schulte resigned in his capacity as Co-Chief Executive Officer of the Company effective February 7, 2008. Pursuant to the Separation Agreement, we agreed to provide, at our expense, continued group health plan coverage for Mr. Schulte and his dependents for so long as he served as a non-employee director. Under the terms of the Separation Agreement, Mr. Schulte reaffirmed the various restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality previously made by him in connection with his restricted stock award agreements. The restrictive covenants relating to non-solicitation, non-disparagement and confidentiality will continue to apply until the longer of the periods specified in such award agreements or the period ending nine months after the date he is no longer serving us as either an employee or as a member of our Board of Directors. In connection with Mr. Schulte's retirement and resignation from the Board of Directors on April 23, 2015, we entered into an amendment to the Separation Agreement pursuant to which the non-competition covenant expired upon his retirement from the Board of Directors.
Dr. Samuel Waxman served on our Board of Directors until his retirement and resignation on April 23, 2015. On July 1, 2015, we entered into a consulting agreement with him, pursuant to which he serves as Chairman of our Strategic Advisory Group. In exchange for Dr. Waxman's services, he is entitled to an annualized cash retainer of $100,000, payable quarterly in arrears and to be pro-rated for any partial quarter service. In addition, in February following each calendar year, Dr. Waxman is entitled to an annual grant of immediately vested shares of common stock with a grant-date fair value of $100,000, contingent on his continuing to serve as Chairman of the Strategic Advisory Group as of the date of grant. In our sole discretion, we may elect to pay cash in the amount of $100,000 in lieu of any such stock grant. The engagement is terminable by either party at any time. If we terminate Dr. Waxman's engagement without cause, he would be entitled to receive the cash retainer through the later of the six-month anniversary of our providing notice of termination or January 1, 2017 (the "End Date"), and he would be entitled to receive the grant of shares of common stock (or cash payable in lieu thereof) on a pro-rata basis through the End Date. Dr. Waxman is entitled to reimbursement for reasonable out-of-pocket travel expenses incurred in connection with his performance of the consulting services and cash meeting fees in the amount of $2,000 for in-person or telephonic attendance at any meeting of the Strategic Advisory Group and $3,000 for in-person attendance at any meeting of the Board of Directors. Dr. Waxman is also entitled to indemnification and D&O insurance coverage for his services provided under the consulting agreement.
Director Compensation for 2015
The following table sets forth certain summary information for the year ended December 31, 2015 with respect to the compensation awarded to, earned by, or paid to our directors (other than Mr. Smith). Information regarding compensation awarded to, earned by or paid to Mr. Smith for his service as an executive officer is included in "Compensation of Executive Officers" below.
Name	Fees Earned or Paid in Cash		Stock Awards(1)(2)		All Other Compensation		Total
Frank M. Bumstead	$215,000		$99,976	(3)	––		$314,976
Jackie M. Clegg	$239,000	(4)	$99,976	(3)	––		$338,976
Granger Cobb(5)	––		––		$234,627	(6)	$234,627
Daniel A. Decker	$116,500		$593,250	(7)	––		$709,750
Jeffrey R. Leeds	$293,000		$99,976	(3)	––		$392,976
Mark J. Parrell	$113,956		$99,980	(8)	––		$213,936
William G. Petty, Jr.	$177,868		$100,765	(9)	––		$278,633
Mark J. Schulte(5)	$57,451		$99,976	(3)	$8,721	(10)	$166,148
James R. Seward	$200,000		$99,976	(3)	––		$299,976
Dr. Samuel Waxman(5)	$84,319		$99,976	(3)	$50,000	(11)	$234,295
Lee S. Wielansky	$117,956		$99,980	(8)	––		$217,936
_________________
(1)	Represents the aggregate grant date fair value of awards of immediately vested stock, restricted stock units and/or restricted stock computed in accordance with FASB Accounting Standards Codification ("ASC") Topic 718. See Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a summary of the assumptions made in the valuation of these awards.
(2)	As of December 31, 2015, none of the directors held any unvested stock awards, except that the following directors held the following number of shares of time-based restricted stock: Mr. Decker––25,000 shares; Mr. Petty––2,707 shares; Mr. Parrell––2,768 shares; and Mr. Wielansky––2,768 shares.
(3)	Represents the grant date fair value of 2,892 immediately vested shares awarded on February 5, 2015.
(4)	Ms. Clegg elected to receive immediately vested shares in lieu of a portion of her cash compensation for 2015. The reported amount includes: 781 immediately vested shares issued on July 1, 2015 for service during the second quarter of 2015 with a grant date fair value of $26,859; 1,216 immediately vested shares issued on October 1, 2015 for service during the third quarter of 2015 with a grant date fair value of $28,856; and 1,564 immediately vested shares issued on January 1, 2016 for service during the fourth quarter of 2015 with a grant date fair value of $28,871.

(5)	Mr. Cobb passed away on September 22, 2015, and as a result of his passing, one-third of the restricted stock award granted on July 31, 2014 vested, and the remaining one-third of such award that had not previously vested was forfeited. Dr. Waxman and Mr. Schulte retired and resigned from the Board of Directors on April 23, 2015.
(6)	Represents $195,692 in consulting fees that Mr. Cobb received for 2015 pursuant to the terms of his amended and restated letter agreement and $38,934 in premiums paid by the Company for continued group health coverage for Mr. Cobb and his dependents and premiums reimbursed by the Company for continued life and disability coverage.
(7)	Represents the grant date fair value of 25,000 shares of time-based restricted stock awarded on October 1, 2015.
(8)	Represents the grant date fair value of 2,768 shares of time-based restricted stock awarded on May 7, 2015.
(9)	Represents 2,707 shares of time-based restricted stock awarded on January 5, 2015 with a grant date fair value of $99,970 and 23 immediately vested shares awarded on February 5, 2015 with a grant date fair value of $795.
(10)	Represents the amount of premiums paid by the Company for continued group health plan coverage for Mr. Schulte and his dependents.
(11)	Represents the amount of consulting fees that Dr. Waxman received for his service as Chairman of our Strategic Advisory Group beginning July 1, 2015.

Director Stock Ownership Guidelines
The Board of Directors has adopted Stock Ownership Guidelines that require each of our non-affiliated directors to maintain ownership of a number of shares of our common stock with a value equal to three times the non-affiliated director's annual cash retainer for service on the Board, exclusive of any retainers for service as the Chairman of the Board or of any committee and any cash meeting fees.
The expected level of ownership may be met through stock purchased by the non-affiliated director or his or her spouse in the market and/or through stock received upon vesting of equity awards. Unvested equity awards do not generally count toward satisfaction of the guidelines unless elected to be received by the non-affiliated director in lieu of cash compensation.
Stock ownership levels are required to be achieved by the later of (i) February 5, 2019 (i.e., five years after their initial adoption) or (ii) the fifth anniversary of the non-affiliated director's initial appointment or election to the Board of Directors. Until the expected ownership level is achieved, each non-affiliated director is expected to retain at least 50% of any shares obtained through our stock incentive plans.
As of the date hereof, each of our current independent directors holds a number of shares in excess of the number required by the guidelines, except for Messrs. Parrell and Wielansky, who were appointed to the Board of Directors in April 2015. Messrs. Parrell and Wielansky will be expected to retain at least 50% of any shares that they obtain through our stock incentive plans until they hold shares in excess of the number required by the guidelines.
Meetings of the Board of Directors
The Board of Directors met 16 times in 2015. Each of our incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served during 2015.
Our "non-management" directors, i.e., those who are not executive officers, meet in regularly scheduled executive sessions without management. Any non-management director may request that additional executive sessions be scheduled. Under our Corporate Governance Guidelines, our Non-Executive Chairman of the Board presides over executive sessions of our non-management directors.
The Board of Directors has not adopted a formal policy that requires directors to attend our annual stockholders' meetings, although they are invited and encouraged to attend. Seven of the then-incumbent members of the Board of Directors attended the 2015 annual meeting of stockholders.
Committees of the Board of Directors
Under our Corporate Governance Guidelines, the Board of Directors has four separate standing committees: the Audit Committee, the Compensation Committee, the Investment Committee and the Nominating and Corporate Governance Committee.
Audit Committee
We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee's functions include:
•	reviewing the audit plans and findings of the independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management's corrective action plans where necessary;
•	reviewing our financial statements (and related regulatory filings), including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	reviewing our risk and control issues, compliance programs and significant tax and legal matters;
•	having the sole discretion to appoint annually the independent registered public accounting firm and evaluating its independence and performance, as well as to set clear hiring policies for our hiring of employees or former employees of the independent registered public accounting firm; and
•	reviewing our risk management processes.
The Audit Committee is currently chaired by Mr. Seward and also consists of Ms. Clegg and Messrs. Leeds and Parrell. All members are "independent" directors as defined under the listing standards of the NYSE and under section 10A(m)(3) of the Exchange Act. The Board of Directors has determined that each of the current members of the Audit Committee is an "audit committee financial expert" as defined by the rules of the SEC. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies. In 2015, the Audit Committee held nine meetings. The report of the Audit Committee is included on page 61.
The Board of Directors has adopted a written charter for the Audit Committee, and a current copy of this charter is available on our website, located at www.brookdale.com.
Compensation Committee
The Compensation Committee's functions include:
•	reviewing and approving the restricted stock and other equity-related grants for our directors, officers, key employees and consultants;
•	reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer's and other executive officers' compensation, evaluating the Chief Executive Officer's and other executive officers'

performance in light of those goals and objectives, and determining the Chief Executive Officer's and other executive officers' compensation based on that evaluation;
•	recommending to the Board of Directors the compensation of our non-employee directors; and
•	overseeing our compensation and employee benefit and incentive compensation plans and administering our Omnibus Stock Incentive Plan, 2014 Omnibus Incentive Plan and Associate Stock Purchase Plan.
The Compensation Committee is currently chaired by Mr. Bumstead and also consists of Ms. Clegg and Messrs. Leeds and Wielansky. All members are "independent" directors as defined under the listing standards of the NYSE. Dr. Waxman, a former director who served on the Compensation Committee prior to his retirement and resignation from the Board of Directors on April 23, 2015, was "independent" as defined under the listing standards of the NYSE. In 2015, the Compensation Committee held 16 meetings. The report of the Compensation Committee is included on page 43.
The Board of Directors has adopted a written charter for the Compensation Committee, and a current copy of this charter is available on our website, located at www.brookdale.com.
Investment Committee
The Investment Committee reviews and approves (or recommends that the Board approve, as applicable) certain investments and proposed transactions on behalf of the Board of Directors and performs such other responsibilities as may be delegated to it by the Board of Directors from time to time. In April 2015, the Board of Directors adopted an amendment to the written charter of the Investment Committee to formally include the Investment Committee's responsibility to review and evaluate (and to make recommendations to the Board of Directors regarding) our capital structure and financial strategies, our material capital allocation plans, and our dividend and share repurchase policies and programs. During 2015, Messrs. Bumstead, Leeds, Petty and Seward, and former director Mr. Schulte, served on the Investment Committee, with Mr. Schulte serving as the Chairperson until his retirement and resignation from the Board of Directors on April 23, 2015. The Committee is currently chaired by Mr. Petty and also consists of Messrs. Decker, Parrell, Seward and Wielansky. In 2015, the Investment Committee held seven meetings.
A current copy of the written charter for the Investment Committee is available on our website, located at www.brookdale.com.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee's functions include:
•	reviewing the performance of the Board of Directors and incumbent directors and making recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors and the suitability of proposed nominees as directors;
•	advising the Board of Directors with respect to our Corporate Governance Guidelines; and
•	overseeing the evaluation of the Board of Directors and our management.
The Nominating and Corporate Governance Committee is currently chaired by Ms. Clegg and also consists of Messrs. Leeds, Bumstead and Petty. All members are "independent" directors as defined under the listing standards of the NYSE. Dr. Waxman, a former director who served on the Nominating and Corporate Governance Committee prior to his retirement and resignation from the Board of Directors on April 23, 2015, was "independent" as defined under the listing standards of the NYSE. In 2015, the Nominating and Corporate Governance Committee held 18 meetings.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, and a current copy of this charter is available on our website, located at www.brookdale.com.
The Nominating and Corporate Governance Committee works with the Board of Directors to determine the appropriate and necessary characteristics, skills and experience of the Board of Directors, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board of Directors in making its decisions as to prospective candidates to the Board of Directors. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate's senior housing, real estate, finance, operations, marketing, healthcare, operations and other relevant experience, understanding of our business, professional and personal ethics, and educational and professional background. The committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending a group that can best perpetuate the success of Brookdale's business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board of Directors. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. The Nominating and Corporate Governance Committee may engage firms that specialize in identifying director candidates.
In addition, our Corporate Governance Guidelines currently provide that the Nominating and Corporate Governance Committee also may seek to have the Board of Directors represent a diversity of backgrounds, experience, gender and race. While the Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the committee considers in identifying director nominees. To that end, the committee's charter currently provides that, among the qualifications considered in the selection of candidates, the committee shall look at the following attributes and criteria of candidates: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the committee considers appropriate in the context of the needs of the Board of Directors. The Board of Directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of its deliberations and decisions. The committee considers diversity in its selection of nominees, utilizing a broad meaning to include not only factors such as race and gender, but also background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals.
Each of the three nominees for election as director at the Annual Meeting (Ms. Clegg and Messrs. Petty and Seward) is currently a director and thus is standing for re-election at the Annual Meeting. The Nominating and Corporate Governance Committee unanimously recommended that the Board of Directors nominate each of the nominees for re-election at the Annual Meeting. Mr. Petty has been a director since his appointment in December 2014. The Nominating and Corporate Governance Committee identified Mr. Petty as a director candidate during its process of identifying new director candidates. His name had been provided by a number of sources, including certain of the Company's non-management directors, Chief Executive Officer and certain other executive officers. Ms. Clegg and Mr. Seward have been directors since 2005 and 2008, respectively.
While the Nominating and Corporate Governance Committee's charter and our Corporate Governance Guidelines provide that the committee may, if it deems appropriate, establish procedures to be followed by stockholders in submitting recommendations for director candidates, the Nominating and Corporate Governance Committee has not, at this time, put in place a formal policy with regard to such procedures. This is because procedures are set forth in our Amended and Restated Bylaws which permit stockholders to submit recommendations for director candidates. The Board of Directors believes that it is appropriate not to adopt a specific policy since stockholders are always free to submit recommendations for director candidates, simply by following the procedures set forth in the Amended and Restated Bylaws, as described below.

A stockholder wishing to make a nomination for a board candidate must give timely notice of the nomination in proper written form to our Secretary. To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Brookdale (a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, the notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.
The notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director, the person's name, age, business and residence address, the person's principal occupation or employment, and the class or series and number of shares of capital stock of Brookdale that are owned beneficially or of record by the person. The notice must also set forth the name and record address of the stockholder, the class or series and number of shares of capital stock of Brookdale that the stockholder beneficially owns or owns of record, a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. In addition, the notice must include any other information relating to the stockholder or to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Exchange Act and the rules and regulations thereunder and must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
If the Chairman of the Board of Directors determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
A person must own of record shares of Brookdale stock on the date that he or she sends the notice to Brookdale under the procedures above for the nomination to be valid under our Amended and Restated Bylaws. Stockholders should submit the notice described above to "Brookdale Senior Living Inc. Nominating and Corporate Governance Committee" c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. Provided that the required biographical and background material described above is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board of Directors or management.
Corporate Governance
The role of the Board of Directors is to ensure that Brookdale is managed for the long-term benefit of our stockholders. To fulfill this role, the Board of Directors has adopted corporate governance principles designed to assure compliance with all applicable corporate governance standards. In addition, the Board of Directors is informed regarding Brookdale's activities and periodically reviews, and advises management with respect to, Brookdale's annual operating plans and strategic initiatives.
The Board of Directors has adopted Corporate Governance Guidelines. The Board of Directors has also adopted a Code of Business Conduct and Ethics that applies to all employees, directors and officers, including our principal executive officer, our principal financial officer, our principal accounting officer or controller, or persons performing similar functions, as well as a Code of Ethics for Chief Executive and Senior Financial Officers, which applies to our Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller. These guidelines and codes are available on our website at www.brookdale.com. Any amendment to, or waiver from, a provision of such codes of ethics granted to a principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions, or to any executive officer or director, will be posted on our website.
As described on our website, the Board has exempted Mr. Petty from the completion of the procedures set forth in Sections I.C. (Conflicts of Interest) and I.D. (Corporate Opportunities) of our Code of Business Conduct and Ethics for each investment or business opportunity which Mr. Petty wishes to pursue in connection with Beecken Petty O'Keefe & Co., and in accordance with Delaware law, the Board has adopted resolutions that renounce our interest or expectancy in, or being offered, an opportunity to participate in, such opportunities. The Board's action does not affect Mr. Petty's fiduciary duties with respect to opportunities presented to Mr. Petty solely in his capacity as a director of Brookdale or transactions in which we and Mr. Petty or any of his affiliates are counterparties and does not affect his obligation to comply with our Policies and Procedures with respect to Related Party Transactions.
Majority Voting for Directors
In May 2015, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously adopted an amendment to our Corporate Governance Guidelines to provide for a majority voting policy applicable to uncontested elections of directors. This policy became effective immediately following the conclusion of the 2015 annual meeting of stockholders. The Board believes this policy will better enable the Board to be responsive to stockholders who vote in the elections of directors.
Under the policy, in order for any person to be nominated by the Board for election as a director, such nominee must submit an irrevocable resignation, which will be effective contingent upon such nominee's not receiving a majority of the votes cast in an uncontested election of directors and acceptance of the resignation by the Board. If any such nominee fails to receive more votes cast "for" than "against" such nominee in an uncontested election of directors (with "abstentions" and "broker non-votes" not counted as a vote cast either "for" or "against" such director's election), the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board's decision and, if such resignation is rejected, the rationale behind the decision will be publicly disclosed within ninety days following certification of the election results. Any nominee who is an existing Board member and tenders his or her resignation pursuant to the policy will not participate in the committee's or Board's deliberations regarding whether to accept the resignation. An election will be considered a contested election under the policy if, as of the tenth day preceding the date the Company first mails its notice of the stockholders meeting to the Company's stockholders, the number of nominees exceeds the number of directors to be elected. If there is a contested election, the directors will be elected by a plurality of the votes cast as provided in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date.
Each of the nominees for election as a Class II director has submitted the irrevocable resignation described above.
Board Leadership Structure
Our Corporate Governance Guidelines do not require the separation of the positions of Chairman of the Board and Chief Executive Officer and provide that the Board of Directors is free to choose its Chairman in any way that it deems best for the Company at any given time. However, since the date of our formation, the Board has separated the positions of Chairman and Chief Executive Officer in the belief that this structure improves management's accountability to the Board. Mr. Decker currently serves as Non-Executive Chairman of the Board, and Mr. Smith serves as President, Chief Executive Officer and Director.
Risk Oversight
The business of the Company is managed with the oversight of the Board. As contemplated by the NYSE listing standards and as reflected in the charter of the Audit Committee, the Board has delegated to the Audit Committee the responsibility to discuss guidelines and policies governing the process by which our senior management and the relevant departments of the Company (including our Internal Audit Department) assess and manage our exposure to risk. To that end, the Audit Committee regularly reviews our processes for risk assessment and risk management, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. In addition, our Board of Directors regularly receives reports from management regarding our risk exposures and monitors our risk management activities.
Communications from Stockholders
The Board of Directors has in place a process for security holders to send communications to the Board of Directors. Specifically, the Board of Directors will review and give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of our General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Communications will generally be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the directors to consider.
Stockholders and other interested parties who wish to send communications on any topic to the Board of Directors should address such communications to Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. Stockholders who wish to contact any other non-management director, including the Non-Executive Chairman of the Board or the non-management directors as a group, should address such communications to the non-management director (or group of directors) they wish to contact (or if any, to "Any Non-Management Director"), c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.
Executive Officers
The following table sets forth certain information concerning our executive officers:
Name	Age	Position
T. Andrew Smith	56	President, Chief Executive Officer and Director
Labeed S. Diab	46	Chief Operating Officer
Lucinda M. Baier	51	Chief Financial Officer
Bryan D. Richardson	57	Executive Vice President and Chief Administrative Officer
Glenn O. Maul	61	Executive Vice President and Chief People Officer
Mary Sue Patchett	53	Executive Vice President – Community and Field Operations
George T. Hicks	58	Executive Vice President – Finance and Treasurer
H. Todd Kaestner	60	Executive Vice President – Corporate Development
Labeed S. Diab joined Brookdale as Chief Operating Officer in November 2015. Prior to joining Brookdale, Mr. Diab served in operational leadership roles for the Walmart US division of Wal-Mart Stores, Inc. since 2009, most recently serving as its President of Health and Wellness since 2014, its President of Midwest Division from 2011 to 2014, and its Vice President and General Manager from 2009 to 2011. Prior to that, Mr. Diab served as Regional Vice President of Aramark's Health Care Division from 2006 to 2009 and as Regional Vice President for Rite Aid Corporation from 2003 to 2006. Mr. Diab began his career as a Pharmacy Manager with American Stores Company and later in regional roles with CVS Caremark. Mr. Diab is a Registered Pharmacist.
Lucinda M. Baier joined Brookdale as Chief Financial Officer in December 2015. Ms. Baier has more than fifteen years of executive leadership experience in accounting, taxation, finance and treasury functions, having most recently served as Chief Financial Officer of Navigant Consulting, Inc., a specialized global expert services firm, since March 2013 and its Executive Vice President since February 2013. Prior to that, she was Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Central Parking System, Inc., a leading firm in parking management and marketing, from August 2011 to October 2012, having previously served as its Senior

Vice President and Chief Financial Officer since September 2010. Ms. Baier served from July 2008 to February 2010 as Executive Vice President and Chief Financial Officer of Movie Gallery, Inc., and served from 2006 until July 2008 as Chief Financial Officer of World Kitchen, LLC. In addition, Ms. Baier serves as a member of the Board of Directors and Audit Committee of The Bon-Ton Stores, Inc., one of the largest regional department store operators in the United States. Ms. Baier is a Certified Public Accountant.
Bryan D. Richardson became our Executive Vice President in July 2006 and our Chief Administrative Officer in January 2008. Mr. Richardson also served as our Chief Accounting Officer from September 2006 through April 2008. Previously, Mr. Richardson served as Executive Vice President – Finance and Chief Financial Officer of ARC since April 2003 and previously served as its Senior Vice President – Finance since April 2000. Mr. Richardson was formerly with a national graphic arts company from 1984 to 1999 serving in various capacities, including Senior Vice President of Finance of a digital prepress division from May 1994 to October 1999, and Senior Vice President of Finance and Chief Financial Officer from 1989 to 1994. Mr. Richardson was previously with the national public accounting firm PricewaterhouseCoopers.
Glenn O. Maul became our Executive Vice President and Chief People Officer in March 2013. Previously, Mr. Maul served as Senior Vice President – Human Resources since joining Brookdale in April 2006. Prior to joining Brookdale, he served as Vice President – Human Resources for Sunrise Senior Living. While Mr. Maul has spent most of his career focusing on human resources, his early career included roles in finance and operations. Mr. Maul is certified as a Senior Professional in Human Resources (SPHR).
Mary Sue Patchett became our Executive Vice President – Community and Field Operations in November 2015 after having served as Division President since February 2013 and as Divisional Vice President since joining Brookdale in September 2011 in connection with our Horizon Bay acquisition. Ms. Patchett has over 30 years of senior care and housing experience serving in leadership roles. Previously, Ms. Patchett served as Chief Operating Officer of Horizon Bay from January 2011 through August 2011 and as Senior Vice President of Operations from March 2008 through December 2011. Prior to joining Horizon Bay, she was President and owner of Patchett & Associates, Inc., a management consulting firm for senior housing and other healthcare companies, from 2005 until March 2008. Ms. Patchett had previously served as Divisional Vice President for Alterra for over six years and started in senior living with nine years in numerous leadership positions at Sunrise Senior Living. Ms. Patchett has served on numerous industry boards and is serving on the board of Florida Assisted Living Federation of America as its past chair.
George T. Hicks became our Executive Vice President – Finance in July 2006 and our Treasurer in January 2016. Prior to July 2006, Mr. Hicks served as Executive Vice President – Finance and Internal Audit, Secretary and Treasurer of ARC since September 1993. Mr. Hicks had served in various capacities for ARC's predecessors since 1985, including Chief Financial Officer from September 1993 to April 2003 and Vice President – Finance and Treasurer from November 1989 to September 1993.
H. Todd Kaestner became our Executive Vice President – Corporate Development in July 2006. Previously, Mr. Kaestner served as Executive Vice President – Corporate Development of ARC since September 1993. Mr. Kaestner served in various capacities for ARC's predecessors since 1985, including Vice President – Development from 1988 to 1993 and Chief Financial Officer from 1985 to 1988.
See "—Information Concerning Directors and Director Nominees" for biographical information for Mr. Smith.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about our compensation objectives and policies for the following individuals, who we refer to as our "named executive officers":
•	T. Andrew Smith, President, Chief Executive Officer and Director;
•	Labeed S. Diab, Chief Operating Officer;
•	Lucinda M. Baier, Chief Financial Officer;
•	Bryan D. Richardson, Executive Vice President and Chief Administrative Officer;
•	Glenn O. Maul, Executive Vice President and Chief People Officer;
•	Mark W. Ohlendorf, former President and Chief Financial Officer; and
•	Gregory B. Richard, former Executive Vice President and Chief Operating Officer.
In June 2015 we announced that Mr. Richard would step down from his role as Executive Vice President and Chief Operating Officer effective September 30, 2015, and that Mr. Ohlendorf would transition from his dual role as President and Chief Financial Officer to focus on an enhanced role as President. After conducting a search process with the assistance of a leading executive search firm, we announced in November 2015 that Mr. Diab and Ms. Baier had accepted offers of employment as our Chief Operating Officer and Chief Financial Officer, respectively. Mr. Diab joined Brookdale on November 16, 2015, and Ms. Baier joined Brookdale on December 1, 2015. Compensation decisions regarding Mr. Diab and Ms. Baier are described under "Compensation Arrangements of Mr. Diab and Ms. Baier" below. In March 2016, we announced that Mr. Ohlendorf would step down from his role as President effective March 18, 2016. On such date, Mr. Smith was appointed to the additional role of President. Messrs. Richard's and Ohlendorf's separations were considered to be terminations by us without cause pursuant to the terms of applicable compensatory plans and agreements.
Compensation Practices–Highlights
What We Do	What We Do Not Do
– Pay for Performance – A significant portion of our NEOs' target direct compensation is awarded in the form of variable, at-risk compensation.	– No Above Median Benchmarking – We do not benchmark target compensation above the median of our peer group.
– Caps on Payouts – We cap payouts under our annual cash incentive program and long term incentive awards (no additional shares beyond target performance).
–    No Excessive Guaranteed Compensation – Our annual cash incentive plan and our performance-based restricted stock awards do not have minimum guaranteed payout levels, and therefore this compensation is "at risk."

–     Preserving Tax Deductibility – We structure incentive compensation opportunities with the intent that they will qualify as performance-based compensation under Section 162(m) of the Code to the extent possible.

– No Tax Gross Ups – We do not provide tax gross-ups, except in the limited circumstance of certain re-location expenses.
– Long-Term Equity – We promote retention of NEOs with 4-year time-based restricted stock and performance-based restricted stock with a 3-year and 4-year performance period.	– No Excessive Perquisites – We do not provide excessive perquisites or other benefits.

– Annual Say on Pay – We annually conduct a "say-on-pay" advisory vote (rather than on a less frequent basis) to solicit our stockholders' views on our executive compensation programs.	– No Defined Benefit Plans – We do not offer pensions or supplemental executive retirement plans (SERPs).
–     Stock Ownership and Retention Guidelines – We maintain robust stock ownership and retention guidelines (5x base salary for the CEO; 4x base salary for the COO and CFO; 3x base salary for the other NEOs; and 3x cash retainer for directors).

–    No Pledging or Hedging – Our insider trading policy prohibits executive officers and directors from pledging shares or engaging in short-sale, hedging, or other derivative transactions involving our securities.

– Independent Committee and Consultant – The Committee is comprised solely of independent directors, and it retains F.W. Cook as its independent compensation consultant.	– No Stock Options – We have never granted stock options.
Overview of Compensation Process
The Compensation Committee (the "Committee") administers our executive compensation program, including overseeing our compensation plans and policies, performing an annual review of executive compensation plans, and reviewing and approving all decisions regarding the compensation of executive officers. At the request of the Committee, our Chief Executive Officer and certain of our other executive officers participate in Committee meetings (excluding executive sessions of the Committee and when their own compensation is determined) and assist the Committee by, for example, providing information to the Committee and making recommendations regarding our compensation program and levels. Our Chief Executive Officer recommends to the Committee any changes in the compensation of our other executive officers, subject to the Committee's ultimate authority and responsibility for determining the form and amount of executive compensation.
At our 2015 annual meeting of stockholders, more than 98% of the votes cast supported our executive compensation program. The Committee believes this vote provided overwhelmingly positive affirmation of our stockholders' support of our executive compensation approach and provided assurance that the program is reasonable and well-aligned with stockholder expectations. The Committee values the opinions expressed by stockholders in the annual advisory vote to approve the compensation of our named executive officers (referred to as "say-on-pay") and considers the outcomes of such votes when making executive compensation decisions.
Executive Officer Compensation Philosophy and Objectives
Our executive compensation program is designed to reward performance, align executives' interests with those of our stockholders, retain key executives responsible for our success and, as needed, attract new executives. To accomplish these objectives, we intend to provide compensation that is competitive externally, fair internally, and tied to performance.
Our executive compensation program generally consists of the following elements:
•	Base Salary —To attract and retain our key executives, we provide a base salary that reflects the level and scope of responsibility, experience and skills of an executive, as well as competitive market practices.
•	Annual Cash Incentive Opportunity—The purpose of the annual cash incentive opportunity is to motivate and reward executives for their contributions to our performance through the opportunity to receive annual cash compensation based on the achievement of company and individual performance objectives for the year. The Committee intends to set targets that are challenging, but generally based on the Company's business and operating plans so as to avoid encouraging excessive risk-taking.

•	Long-Term Incentive Compensation—The purpose of long-term incentive compensation is to align an executive's long-term goals with those of our stockholders. The Committee has historically utilized a mix of time- and performance-based restricted stock as the forms of long-term incentive compensation awarded to our executives. The Committee believes that the use of restricted stock appropriately aligns the interests of our executives with those of our stockholders and encourages employees to remain with the Company.
Market Benchmarking

Competitive market practices, including those of a self-selected peer group, are one of many factors the Committee considers in making executive compensation decisions. The Committee utilizes benchmarking to provide an external frame of reference on range and reasonableness of our compensation levels and practices, but not as a primary or determinative factor. As noted below, the Committee intends to target our executive compensation at or slightly below the median of the peer group for comparable positions.
As a result of our acquisition of Emeritus and our completion of significant transactions with HCP, Inc. that closed during 2014, the Committee engaged F.W. Cook in 2014 to assist in developing a peer group reflective of our increased levels of revenue, market capitalization and enterprise value, and increased number of employees, and to conduct an independent market analysis using that peer group.
The peer group used for 2015 executive compensation decisions includes 18 companies in the health care facilities, healthcare services, managed healthcare, healthcare REIT, hospitality and restaurant industries, comprised of the following:
2015 Compensation Peer Group
Centene Corporation	Omnicare, Inc.
Community Health Systems, Inc.	Quest Diagnostics Incorporated
Darden Restaurants, Inc.	Select Medical Holdings Corporation
HealthSouth Corporation	Starwood Hotels & Resorts Worldwide, Inc.
Hyatt Hotels Corporation	Tenet Healthcare Corporation
Kindred Healthcare, Inc.	The Ensign Group, Inc.
Laboratory Corporation of America Holdings	Universal Health Services, Inc.
LifePoint Health, Inc. (f/k/a LifePoint Hospitals, Inc.)	Welltower Inc. (f/k/a Health Care REIT, Inc.)
National HealthCare Corporation	Wyndham Worldwide Corporation
F.W. Cook reported directly to the Committee and did not provide any services to the Company other than services provided to the Committee. The Committee conducted a specific review of its relationship with F.W. Cook, and determined that its work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010 by the SEC and by the NYSE.
Annual Risk Assessment
In accordance with its charter, the Committee conducts an assessment annually of the relationship between our risk management policies and practices, corporate strategy and our compensation arrangements. As part of this assessment, the Committee evaluates whether any incentive and other forms of pay encourage unnecessary or excessive risk taking. For our 2015 executive compensation program, the Committee concluded that the program, including the performance goals and targets used for incentive compensation, is appropriately structured not to encourage unnecessary or excessive risk taking.

2015 Named Executive Officer Compensation Decisions
After significant multi-year efforts of our associates, including our executive officers, in 2014 we closed two transactions that were transformative to us and to our industry:  our acquisition of our largest competitor, Emeritus Corporation, and our transactions with HCP, Inc. As a result of these transactions, the number of our communities increased by nearly 80% and we became, by far, the largest national provider of connected services for seniors in America. Since the closing of these transactions, we have executed on our plans to integrate legacy Emeritus communities into our systems and infrastructure platform as rapidly as prudently possible, and we completed the systems integration in December 2015. When making its 2015 executive compensation decisions, the Committee took into account such transformative transactions, the multi-year efforts of our executive officers leading up to those transactions, and the integration efforts that would continue throughout 2015. In addition, the increased size of our organization, in terms of communities, revenues and number of employees, were considered by the Committee.
When considering our 2015 executive compensation program, the Committee indicated that, over the long-term, its objective would be to target executive compensation at or slightly below the median of the peer group for comparable positions, with potential upside opportunity if supported by company financial and operating performance. F.W. Cook completed a market analysis and reported that the target total direct compensation for our executive officers, including Messrs. Smith, Ohlendorf, Richard, Richardson and Maul, was substantially below the median of our peer group, particularly due to our lower-than-median base salaries and target long-term incentive compensation.
In light of F.W. Cook's report and the other considerations described above, the Committee determined to increase the 2015 target total direct compensation for Messrs. Smith, Ohlendorf, Richard, Richardson and Maul by increasing their base salaries (with corresponding increases in the target amount of each executive's short term cash incentive opportunity) and by increasing the targeted amount of their annual long-term incentive awards. As a result of such increases, their target total direct compensation, base salaries and target long-term incentive compensation were closer to, but still below, the median figures of similarly titled roles of the peer group.
After reviewing with its independent consultant, the Committee granted other awards of performance- and/or time-based restricted stock to Messrs. Smith, Ohlendorf, Richard, Richardson and Maul outside of our annual executive compensation program. Such other awards were granted in recognition of the considerable, multi-year efforts of our named executive officers in connection with our transformative acquisition of Emeritus and the transactions with HCP, Inc. that closed during 2014 and the integration efforts that would continue throughout 2015. The Committee determined to make such awards as part of a broader effort to recognize certain of our officers and associates for their significant contributions in connection with such transactions as part of the retention and alignment-of-interests objectives of our compensation programs. The grant date fair values and terms of such other awards of long-term incentive compensation are described in further detail below.
The table below sets forth the target total direct compensation approved by the Committee for each of Messrs. Smith, Ohlendorf, Richard, Richardson and Maul for 2015, with performance-based opportunities presented at target and long-term incentive awards presented at grant date fair value. The table below excludes amounts reported in the "All Other Compensation" column in the Summary Compensation Table for 2015, which generally include employer matching contributions to our 401(k) Plan and premiums on Company-provided life and disability insurance and, for Mr. Richard, amounts paid as a result of his termination without cause on September 30, 2015.

2015 Target Total Direct Compensation
	2015 Annual Executive Compensation Program				2015 Annual Program with Other Long-Term Incentive Awards
Name	Base Salary	Annual Cash Incentive	Annual Long-Term Incentive Awards	Target Total Direct Compensation	Other Long-Term Incentive Awards	Target Total Direct Compensation
T. Andrew Smith	$950,000	$1,187,500	$4,750,022	$6,887,522	$2,786,757	$9,674,279
Mark W. Ohlendorf	$540,000	$540,000	$1,500,027	$2,580,027	$668,826	$3,248,853
Gregory B. Richard	$510,000	$510,000	$1,100,018	$2,120,018	$668,826	$2,788,844
Bryan D. Richardson	$420,000	$420,000	$800,018	$1,640,018	$780,279	$2,420,297
Glenn O. Maul	$300,000	$240,000	$400,009	$940,009	$445,884	$1,385,893
The 2015 pay mix for our named executive officers is illustrated by the charts presented below. The charts reflect target total direct compensation (including other long-term incentive awards) for Mr. Smith and the average for our other named executive officers as a group (other than Mr. Diab and Ms. Baier, who joined us during the fourth quarter of 2015).
2015 Target Total Direct Compensation Mix (% of Total)

2015 Realized Compensation and Summary of Compensation Results
So that our stockholders may better understand the results of our 2015 executive compensation program, the following table sets forth the amount of compensation actually realized by our named executive officers who served the full year 2015. The amount of realized compensation includes the actual salary earned, actual payments under our 2015 annual cash incentive plans, the value of restricted stock awards that vested during 2015 and the amount of all other compensation reported in the Summary Compensation Table for 2015. The amounts realized are significantly lower than the target total direct compensation for 2015 as shown above, and also significantly lower than the amounts reported in the Summary Compensation Table for 2015 below, as calculated in accordance with SEC rules.  For comparison purposes, the following table also sets forth the amount of compensation actually realized by such named executive officers under our 2014 executive compensation program.

Realized Compensation
Name	Year	Salary	Annual Cash Incentive Earned	Value upon Vesting of Long Term Incentive Awards	All Other Compensation	Total Compensation Realized
T. Andrew Smith	2015	$953,654	$276,094	$2,022,015	$8,929	$3,260,691
	2014	$841,216	$714,580	$1,622,198	$11,025	$3,189,019

Mark W. Ohlendorf	2015	$542,077	$158,436	$1,221,364	$8,898	$1,930,775
	2014	$499,538	$364,820	$1,307,684	$10,731	$2,182,773

Bryan D. Richardson	2015	$421,616	$124,110	$916,815	$8,534	$1,471,074
	2014	$367,631	$274,996	$981,541	$10,239	$1,634,407

Glenn O. Maul	2015	$301,154	$67,549	$402,706	$5,944	$777,352
	2014	$254,769	$165,906	$428,671	$11,413	$860,759
During 2015 our financial and operating performance was below the expectations reflected in the company performance measures and targets selected by the Committee for our 2015 annual incentive plan. Specifically, we failed to achieve the threshold level of performance of the company performance measures, Cash From Facility Operations ("CFFO") per share and year-over-year same community senior housing net operating income ("NOI") growth. As a result, Mr. Smith earned 23% and the other named executive officers shown in the table earned 28% or 29% of their target annual incentive opportunity, representing partial achievement of their individual performance goals. Mr. Smith effectively used a substantial portion of his annual cash incentive payment to purchase shares of our common stock in the market in February 2016.
In addition, shares of performance-based restricted stock granted to the named executive officers in 2012 were eligible to vest on February 27, 2015, dependent on the level of achievement of performance targets based on our three-year compound annual growth rate ("CAGR") of CFFO per share measured based on our CFFO per share in 2014 compared to our CFFO per share for 2011. We failed to achieve the threshold performance for this measure, and as a result the shares eligible to vest on such date were forfeited (Messrs. Smith and Ohlendorf––18,471 shares; Mr. Richardson––13,865 shares; and Mr. Maul––2,029).
During 2015, the named executive officers realized the amounts shown in the table upon the vesting of time- and performance-based restricted stock eligible to vest in 2015. Time-based restricted stock granted in 2011 through 2014 vested with respect to each named executive officer (Mr. Smith––45,193 shares; Mr. Ohlendorf––23,848 shares; Mr. Richardson––17,901 shares; and Mr. Maul––10,764 shares). Shares of performance-based restricted stock granted in 2011 were eligible to vest on May 20, 2015 dependent upon the level of achievement of performance targets based our 2014 return on investment ("ROI") on all Program Max projects approved in 2011 and completed prior to the end of 2012. Our actual ROI exceeded the target performance level and, therefore, each of the named executive officers vested with respect to 100% of the shares eligible to vest on such date (Messrs. Smith and Ohlendorf––8,540 shares; Mr. Richardson––6,411 shares; and Mr. Maul––939 shares).
We believe the amount of compensation realized by our named executive officers demonstrates the pay-for-performance nature of our executive compensation program, as our actual level of performance for 2015 resulted in the Company paying significantly less to our named executive officers than the amounts targeted by the Committee or amounts reported in the Summary Compensation Table for 2015.

2015 Base Salaries
As described above, after consultation with its independent compensation consultant, the Committee approved base salary increases for the named executive officers for 2015 over the base salaries in effect at the end of 2014 in light of the increased size of the organization following completion of the Emeritus merger and other factors noted above and in an effort to move towards the median base salaries of our peer group for comparable positions. The 2015 base salaries and increases were as follows:
Annual Base Salary
Name	2014	2015	Percent Change
T. Andrew Smith	$842,000	$950,000	13%
Mark W. Ohlendorf	$500,000	$540,000	8%
Gregory B. Richard	$459,000	$510,000	11%
Bryan D. Richardson	$368,000	$420,000	14%
Glenn O. Maul	$255,000	$300,000	18%

2015 Annual Cash Incentive Compensation
During 2015, Messrs. Smith, Ohlendorf, Richard and Richardson participated in the annual cash incentive program applicable to members of our senior management executive committee. Mr. Maul participated in the annual cash incentive program applicable to most of our other Executive Vice Presidents and members of management. Under these cash incentive programs, each of the named executive officers was eligible to receive cash incentive compensation based on company and individual performance during 2015. The cash incentive opportunities based on company and individual objectives were denominated as separate cash-settled performance awards under our 2014 Omnibus Incentive Plan, which was approved by our stockholders, so that amounts paid based on such objectives to individuals who are subject to the deduction limitation under Section 162(m) of the Internal Revenue Code could qualify as performance-based compensation under Section 162(m). Under our 2014 Omnibus Incentive Plan, the aggregate maximum payout to an individual for the 2015 annual cash incentive program was $2,000,000. The annual incentive opportunity and results under the annual cash incentive program are described below.
2015 Annual Cash Incentive Opportunity
The 2015 target total cash incentive opportunity for each of our named executive officers, calculated as a percentage of 2015 base salary, was as follows:
2015 Target Total Annual Cash Incentive Opportunity
Name	Percentage of 2015 Base Salary	Amount
T. Andrew Smith	125%	$1,187,500
Mark W. Ohlendorf	100%	$540,000
Gregory B. Richard	100%	$510,000
Bryan D. Richardson	100%	$420,000
Glenn O. Maul	80%	$240,000

As a percentage of base salary, the 2015 target total cash incentive opportunity was the same for each named executive officer as the 2014 opportunity. The actual amount payable to the named executive officers, other than Mr. Maul, was based on their annual base salary. The actual amount payable to Mr. Maul was based on the actual amount of salary paid to him during 2015, which included an additional pay cycle.
For Messrs. Smith, Ohlendorf, Richard and Richardson, the company performance components of the cash incentive opportunity were to be paid following the end of the fiscal year, dependent on our reported CFFO per share for 2015 and year-over-year same community senior housing NOI growth. The company performance component of Mr. Maul's cash incentive opportunity included only the CFFO per share performance objective. The company performance objectives applicable to our named executive officers were developed by management and approved by the Committee. The Committee determined to continue utilizing CFFO per share and year-over-year same community senior housing NOI growth as the company performance objectives for 2015 primarily because such metrics are used by management and the Board of Directors in its budgeting process and its evaluation of our financial and operating performance. Furthermore, the investment community uses such metrics to value our stock and evaluate our performance.
The individual performance components of the annual cash incentive opportunity were to be paid following the end of the fiscal year, dependent on the level of achievement of certain objectives established for each individual for 2015. The individual performance objectives for each named executive officer other than Mr. Smith were recommended by Mr. Smith and approved by the Committee near the beginning of the performance period. Mr. Smith's individual performance objectives were approved by the Committee and reviewed with the Board of Directors near the beginning of the performance period.
The target annual cash incentive opportunities for the company and individual performance objectives weighted as a percentage of the target total annual cash incentive opportunity were as follows:
2015 Target Annual Cash Incentive Weighting by Objective
Name	CFFO per Share	Same Community NOI Growth	Individual Objectives
T. Andrew Smith	60%	15%	25%
Mark W. Ohlendorf	60%	10%	30%
Gregory B. Richard	60%	10%	30%
Bryan D. Richardson	60%	10%	30%
Glenn O. Maul	70%	—	30%

CFFO per Share. The targeted level of CFFO per share for 2015 under the annual cash incentive programs was CFFO per share of $2.80, which was consistent with our initial 2015 budget and business plan approved by the Board in January 2015 and significantly higher than our actual 2014 CFFO per share results and management therefore viewed the performance targets to be challenging. The CFFO per share performance targets were defined as our publicly-reported CFFO per share (as adjusted for integration, transaction, transaction-related and electronic medical records ("EMR") roll-out costs). The table below shows the payouts that our named executive officers were to receive based on our 2015 CFFO per share performance as a percentage of the named executive officers' target cash incentive opportunity based on such objective.
2015 CFFO per Share Targets and Payout Percentages
CFFO per Share Targets	Payout as a Percentage of Target CFFO per Share Opportunity
$3.16 or more	200%
$3.12	190%
$3.08	180%
$3.04	170%
$3.00	160%
$2.96	150%
$2.92	140%
$2.88	130%
$2.84	120%
$2.82	110%

$2.80	100%
$2.70	90%
$2.64	80%
$2.60	60%
$2.57	40%
$2.53	20%
Below $2.53	0%

Payout percentages were to be interpolated between the steps shown above. Achievement of the threshold level of CFFO per share performance under our 2015 cash incentive programs would have resulted in 20% of this component of the opportunity being paid. Achievement of the targeted level of performance would have resulted in 100% of this component of the opportunity being paid. Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of this component of the target bonus opportunity, up to a maximum of 200% in the case of Messrs. Smith, Ohlendorf, Richard and Richardson.
Same Community NOI Growth. The targeted level of year-over-year same community senior housing NOI growth under the cash incentive program applicable to Messrs. Smith, Ohlendorf, Richard and Richardson was year-over-year growth of 7.90% for 2015. For purposes of the cash incentive program, the actual level of NOI growth was to be measured using a specified subset of our communities (which was intended to exclude the effect of recent acquisitions and dispositions or Program Max projects).  Management viewed the performance targets to be challenging.  The table below shows the payouts that Messrs. Smith, Ohlendorf, Richard and Richardson were to receive based on our level of year-over-year same community NOI growth as a percentage of such named executive officers' target cash incentive opportunity based on that objective.
2015 Year-Over-Year Same Community NOI Growth Targets and Payout Percentages
Year-Over-Year Same Community NOI Growth Targets	Payout as a Percentage of Target Same Community NOI Growth Opportunity
Above 8.65%	Grid continues at 10% increments per .2% growth
8.65%	150%
8.50%	140%
8.35%	130%
8.20%	120%
8.05%	110%
7.90%	100%
7.25%	90%
6.25%	80%
5.25%	50%
4.25%	20%
Below 4.25%	0%

Payout percentages were to be interpolated between the steps shown above. Achievement of the threshold level of same community NOI growth performance would have resulted in 20% of this component of the opportunity being paid. Achievement of the targeted level of performance would have resulted in 100% of this component of the opportunity being paid. Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of this component of the opportunity.
Individual Objectives. The individual objectives for 2015 were intended to create near-term focus of each of the executives on key strategic initiatives supporting our business plan. The objectives were designed to be reasonably achievable, but because they would require significant additional efforts on behalf of each of the executives, the cash incentive opportunity linked to individual performance was at risk. The level of achievement of the individual objectives for each named executive officer other than Mr. Smith was to be determined by the Committee following the end of the fiscal year upon the recommendation of Mr. Smith. The level of achievement of Mr. Smith's individual objectives was to be determined by the Committee and reviewed with the Board of Directors. Achievement of the targeted level of performance would have resulted in 100% of this component of the opportunity of the being paid, which represented the maximum amount payable to an executive with respect to the individual performance objectives of the 2015 cash incentive opportunity.
Mr. Smith's objectives related to successfully completing the organizational, systems and operational integration of Emeritus and capturing cost and other synergies; exploring the range of possible structures and transactions to maximize near and long-term enterprise value and analyzing our portfolio to develop and execute on a disposition program for identified non-core assets; improving the effectiveness of key operational areas of our human capital; improving the effectiveness of our sales and marketing strategy and improving our sales execution; implementing key healthcare system improvements; and expanding and improving our business through innovation, including our outside-the-walls home healthcare business. Each of these objectives was chosen based on Mr. Smith's role as our Chief Executive Officer.
Mr. Ohlendorf's objectives related to completing the Emeritus integration in accordance with the plans and timelines approved by the senior management executive committee and reviewed with the Board; implementing the Brookdale care assessment process and pricing methods across the legacy Emeritus portfolio by the end of the third quarter of 2015 for all assisted living and memory care community new move-ins; exploring the range of possible structures and transactions to maximize near and long-term enterprise value and presenting a preliminary and full analysis to the Board during 2015; developing a plan to test yield management software in independent living communities and delivering a recommendation for a broader roll-out to the senior management executive committee by the end of 2015; and completing the EMR rollout to all skilled nursing facilities and developing and implementing a process to investigate and test EMR solutions in our assisted living and memory care communities. Each of these objectives was chosen based on Mr. Ohlendorf's role as our President and Chief Financial Officer.
Mr. Richard's objectives related to execution of milestones in the Emeritus integration plan (as previously reviewed with the Board); analyzing sales execution and implementing improved practices during 2015 in several key areas; substantially completing the implementation of certain operations tools at our communities to provide operational efficiency, best practice standardization, and training and audit tools; implementing the Brookdale care assessment process and pricing methods across the legacy Emeritus portfolio by the end of the third quarter of 2015 for all assisted living and memory care community new move-ins; developing a plan to test yield management software in independent living communities and delivering a recommendation for a broader roll-out to the senior management executive committee by the end of 2015; and hiring leadership and completing the build-out of two pilot locations for our outside-the-walls home health business. Each of these objectives was chosen based on Mr. Richard's role as our Chief Operating Officer.
Mr. Richardson's objectives related to completing the Emeritus integration in accordance with the plans and timelines approved by the executive management committee and reviewed with the Board; completing the EMR rollout to all skilled nursing facilities and developing and implementing a process to investigate and test EMR solutions in our assisted living and memory care communities; realizing cost synergies in 2015 as set forth in the 2015 budget approved by the Board and capturing additional cost synergies incremental to the budgeted amount as presented to and approved by the senior management executive committee; and renovating the common areas of at least 150 legacy Emeritus communities in accordance with the 2015 capital budget approved by the Board. Each of these objectives was chosen based on Mr. Richardson's role as our Chief Administrative Officer.
Mr. Maul's objectives related to managing the human resources component of the Emeritus integration and creating plans and a strategy for ensuring that all human resources milestones were met for the final waves of the Emeritus integration efforts and conducting an associate engagement survey during 2015; analyzing sales execution and implementing improved practices during 2015 in several key human resources areas; and rolling out an updated in-service training protocol and materials and ensuring relevant participation in such training, and developing an updated orientation program for executive directors. Each of these objectives was chosen based on Mr. Maul's role as our Chief People Officer.

2015 Annual Cash Incentive Results
The results and payouts under the company and individual objectives for our 2015 annual cash incentive programs are described in further detail below. The total payment that we made to each of our named executive officers under the 2015 annual cash incentive programs was as follows:
Actual 2015 Total Payment under 2015 Annual Cash Incentive Programs
Name	Actual 2015 Total Payment	2015 Target Total Opportunity	Actual 2015 Total Payment as a Percentage of 2015 Total Target Opportunity
T. Andrew Smith	$276,094	$1,187,500	23.3%
Mark W. Ohlendorf	$158,436	$540,000	29.3%
Gregory B. Richard	$105,570	$510,000	20.7%
Bryan D. Richardson	$124,110	$420,000	29.6%
Glenn O. Maul	$67,549	$240,000	28.1%

As a result of Mr. Richard's termination without cause on September 30, 2015, he was eligible to receive payment under the 2015 annual cash incentive program (to the extent earned), pro-rated based on the number of days he was employed. The amount paid to Mr. Richard reflects a pro-rata payment for his service through such date.
CFFO per Share. We reported CFFO per share of $2.40 for 2015 (as adjusted for integration, transaction, transaction-related and EMR roll-out costs), as shown in the reconciliation table set forth below. This level of performance was below threshold performance of $2.53 per share. Accordingly, the Committee determined that no portion of the opportunity based on CFFO per share performance would be paid, as shown below.

Actual CFFO per Share Objective Payment
Name	Target Amount	Achievement	Payment
T. Andrew Smith	$712,500	0%	––
Mark W. Ohlendorf	$324,000	0%	––
Gregory B. Richard	$306,000	0%	––
Bryan D. Richardson	$252,000	0%	––
Glenn O. Maul	$168,000	0%	––

The table below shows the reconciliation of CFFO from net income (loss) for the year ended December 31, 2015 and each of the quarters therein. CFFO is a financial measure that is not calculated in accordance with generally accepted accounting principles, or GAAP, and should not be considered in isolation from, as superior to or as a substitute for net income (loss), income (loss) from operations, cash flows provided by or used in operations, or other financial measures determined in accordance with GAAP. Annual CFFO per share is calculated as the sum of the quarterly amounts for the year. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures" in our Annual Report on Form 10-K for the year ended December 31, 2015 for an explanation of how we define CFFO, a detailed description of why we believe CFFO is useful and the limitations on this non-GAAP measure.

	Three Months Ended				Year Ended
(in thousands, except per share data)	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
Net income (loss)	$(130,709)	$(84,807)	$(68,336)	$(174,303)	$(458,155)
Other non-operating income	(2,491)	(2,654)	(3,089)	(1,593)	(9,827)
Equity in (earnings) loss of unconsolidated ventures	(1,484)	672	1,578	38	804
Debt modification and extinguishment costs	44	––	6,736	240	7,020
Interest expense:
Amortization of deferred financing costs and debt (premium) discount	381	(162)	616	2,516	3,351
Change in fair value of derivatives	550	76	164	7	797
Loss on facility lease termination	76,143	––	––	––	76,143
Depreciation and amortization	220,427	225,645	160,715	126,378	733,165
Asset impairment	––	––	––	57,941	57,941
Straight-line lease expense (income)	2,801	1,919	1,731	505	6,956
Amortization of (above) below market lease, net	(1,959)	(1,840)	(1,626)	(1,733)	(7,158)
Amortization of deferred gain	(1,093)	(1,093)	(1,093)	(1,093)	(4,372)
Amortization of entrance fees	(767)	(930)	(619)	(888)	(3,204)
Non-cash stock-based compensation expense	8,873	6,851	10,147	5,780	31,651
Change in future service obligation	––	––	––	(941)	(941)
Entrance fee receipts	2,491	3,408	4,498	2,655	13,052
Entrance fee disbursements	(829)	(988)	(1,434)	(1,160)	(4,411)
CFFO from unconsolidated ventures	14,213	11,177	15,481	18,896	59,767
Non-cash interest expense on financing lease obligations	5,700	5,816	5,942	6,014	23,472
Deferred income tax benefit	(79,237)	(53,225)	(31,552)	68,753	(95,261)
Recurring capital expenditures, net	(15,003)	(17,425)	(14,531)	(13,978)	(60,937)
Lease financing debt amortization with fair market value or no purchase options	(12,439)	(12,756)	(12,852)	(13,249)	(51,296)
Other	2,491	1,238	(6,226)	998	(1,499)
Cash From Facility Operations	88,103	80,922	66,250	81,783	317,058
Add: integration, transaction, transaction-related and EMR roll-out costs	27,300	29,027	42,499	24,853	123,679
Adjusted Cash From Facility Operations	$115,403	$109,949	$108,749	$106,636	$440,737

Weighted Average Shares	183,678	184,266	184,570	184,805	184,333

CFFO per share	$0.48	$0.44	$0.36	$0.44	$1.72
Add: integration, transaction, transaction-related and EMR roll-out costs	0.15	0.16	0.23	0.14	0.68
Adjusted CFFO per share	$0.63	$0.60	$0.59	$0.58	$2.40
Same Community NOI Growth. We achieved year-over-year same community senior housing NOI growth of 1.1% for 2015, which was below the threshold performance level for this component of the cash incentive opportunity. Accordingly, the Committee determined that no portion of the opportunity based on the same community NOI growth performance objective would be paid, as shown below.
Actual Same Community NOI Growth Objective Payment
Name	Target Amount	Achievement	Payment
T. Andrew Smith	$178,125	0%	—
Mark W. Ohlendorf	$54,000	0%	—
Gregory B. Richard	$51,000	0%	—
Bryan D. Richardson	$42,000	0%	—

Individual Objectives. Following conclusion of the 2015 fiscal year, the Committee determined that Mr. Smith had achieved 93.0% of his individual performance objectives. In addition, based upon Mr. Smith's recommendation and the Committee's own evaluation of each named executive officer's performance against the individual performance objectives that had been previously established, the Committee determined the level of achievement of the other named executive officers. The level of achievement of the named executive officers' individual performance objectives and associated payouts are shown below.
Actual Individual Objectives Bonus Payment
Name	Target Amount	Achievement	Payment
T. Andrew Smith	$296,875	93.0%	$276,094
Mark W. Ohlendorf	$162,000	97.8%	$158,436
Gregory B. Richard	$153,000	92.3%	$105,570
Bryan D. Richardson	$126,000	98.5%	$124,110
Glenn O. Maul	$72,000	91.0%	$67,549

The payment amount for Mr. Maul reflects an additional pay period during 2015. The payment amount for Mr. Richard reflects a pro-rata payment for his service through September 30, 2015.
2015 Long-Term Incentive Awards
As described above, after consultation with its independent compensation consultant, in light of the increased size of the organization following completion of the Emeritus merger and other factors noted above, and in an effort to move the named executive officers' target total direct compensation towards the median of our peer group for comparable positions, the Committee approved increases to the grant date fair value of annual long-term incentive awards for the named executive officers for 2015 over grant date fair value of such awards made in 2014. In addition, after reviewing with its independent consultant, the Committee granted other awards of performance- and/or time-based restricted stock to Messrs. Smith, Ohlendorf, Richard, Richardson and Maul outside of our annual executive compensation program. Such other awards were granted in recognition of the considerable, multi-year efforts of our named executive officers in connection with our transformative acquisition of Emeritus and the transactions with HCP, Inc. that closed during 2014 and the integration efforts that would continue throughout 2015. The Committee determined to make such awards as part of a broader effort to recognize certain of our officers and associates for their significant contributions in connection with such transactions as part of the retention and alignment-of-interests objectives of our compensation programs.
The grant date fair value (calculated in accordance with ASC 718) of the long-term incentive awards granted to our named executive officers in 2015 were as follows:
2015 Long-Term Incentive Awards
Name	Annual Grant of Time-Based Restricted Stock	Annual Grant of Performance- Based Restricted Stock	Other Grant of Time-Based Restricted Stock	Other Grant of Performance- Based Restricted Stock	Total
T. Andrew Smith	$2,375,028	$2,374,994	$928,896	$1,857,861	$7,536,779
Mark W. Ohlendorf	$750,031	$749,996	$668,826	––	$2,168,853
Gregory B. Richard	$550,009	$550,009	$668,826	––	$1,768,843
Bryan D. Richardson	$400,009	$400,009	$780,279	––	$1,580,298
Glenn O. Maul	$200,022	$199,987	$445,884	––	$845,893

The restricted share agreements associated with such long-term incentive awards contain non-competition, non-solicitation, non-disparagement and confidentiality covenants. With respect to any termination of a named executive officer's employment, treatment of the restricted stock awards will be as provided in the applicable award agreement governing such awards, as described under "Potential Payments Upon Termination or Change in Control."  Each of the named executive officers will also be entitled to receive dividends on unvested shares granted to them, to the extent that any such dividends are declared in the future.
Annual Awards of Time-Based Restricted Stock. The annual awards of time-based restricted stock were scheduled to vest ratably in four annual installments beginning on February 27, 2016, subject to continued employment. Pursuant to the terms of the applicable restricted share agreement, upon Mr. Richard's and Mr. Ohlendorf's termination, one tranche, or 3,977 and 5,424 shares, respectively, of such time-based restricted stock accelerated and vested, and the remaining unvested shares for such grant were forfeited.
Annual Awards of Performance-Based Restricted Stock. Seventy-five percent (75%) of the annual awards of performance-based restricted stock were scheduled to vest on February 27, 2018 and the other twenty-five percent (25%) were scheduled to vest on February 27, 2019, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. Any performance-based shares which do not vest in either tranche will be forfeited. Management viewed the performance targets to be challenging.
The performance targets for the shares eligible to vest in 2018 are based on our three-year CAGR of CFFO per share, with results to be measured based on our CFFO per share in 2017 compared to our CFFO per share in 2014. For purposes of the calculation, CFFO per share will exclude acquisition, integration, EMR and other transaction costs and will also exclude federal income taxes to the extent that we become a federal income taxpayer in future periods. Achievement of the threshold level of performance will result in the vesting of 40% of the shares eligible to vest in 2018, and achievement of the targeted level of performance will result in the vesting of 100% of such shares.
The performance targets for the shares eligible to vest in 2019 are based on our calendar year 2018 ROI on all Program Max projects approved in 2015 and completed prior to the end of 2016. Our Program Max initiative is a capital expenditure program through which we expand, renovate, redevelop and reposition certain of our existing communities where economically advantageous. Achievement of the threshold level of performance will result in the vesting of 20% of the shares eligible to vest in 2019, and achievement of the targeted level of performance will result in the vesting of 100% of such shares.
Pursuant to the terms of Mr. Richard's restricted share agreement, as a result of his termination without cause on September 30, 2015, one-third, or 3,977 shares, of the performance-based shares eligible to vest on February 27, 2018 remained outstanding and were eligible to vest based on (and subject to) our 2015 CFFO per share performance relative to the CFFO per share performance target, and the remainder of such shares eligible to vest in 2018 and 2019 were forfeited. Based on our 2015 CFFO per share performance, all of such shares remaining outstanding were forfeited on February 27, 2016.
Pursuant to the terms of Mr. Ohlendorf's restricted share agreement, as a result of his termination without cause on March 18, 2016, two-thirds, or 10,848 shares of the performance-based shares eligible to vest on February 27, 2018 remain outstanding and are eligible to vest based on (and subject to) our 2016 CFFO per share performance relative to the CFFO per share performance target, and the remainder of such shares eligible to vest in 2018 and 2019 were forfeited.
Other Awards of Time-Based Restricted Stock. The other awards of time-based restricted stock granted to Mr. Smith are scheduled to vest on February 27, 2018, and the other awards of time-based restricted stock granted to each of Messrs. Ohlendorf, Richard, Richardson and Maul were scheduled to vest ratably in three annual installments beginning on February 27, 2016, subject in each case to continued employment. Pursuant to the terms of the applicable restricted share agreement, upon Mr. Richard's and Mr. Ohlendorf's termination, one tranche, or 6,449 shares, of such shares accelerated and vested, and the remaining unvested shares from such grant were forfeited.

Other Awards of Performance-Based Restricted Stock. The other performance-based restricted shares awarded to Mr. Smith vested or will vest in equal installments on February 27, 2016 and February 27, 2017, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee.
The performance goals established by the Committee for the 26,871 shares eligible to vest on February 27, 2016 were based on integration initiatives related to our acquisition of Emeritus. Specifically, the performance goals required substantial completion by December 31, 2015 of the following tasks, as part of wave 4 of the systems and process cutover for the integration of Emeritus. Substantial completion was measured by documented completion of at least 80% (i.e., four of the five) of the following initiatives by December 31, 2015:  conversion of Emeritus communities to the Brookdale Personal Service System; implementation of the Brookdale Service Alignment system for the Emeritus communities; implementation of common residency agreements for similar Emeritus and Brookdale communities for new move-ins; conversion of Emeritus communities to common Brookdale clinical policies; and implementation of the Brookdale incident reporting system in Emeritus communities. For this purpose, an individual initiative was to be considered complete if at least 80% of the described conversion or implementation had been completed. In February 2016, the Committee determined that the foregoing performance criteria had been met, and the Committee approved the vesting of all of such 26,871 shares eligible to vest in 2016.
The performance goals for the 26,871 shares eligible to vest in 2017 are based on substantial completion of the integration of purchasing systems and processes related to the Emeritus integration to enable realization of cost synergies in the merged company through combined purchasing.
Results of 2012 Performance-Based Long-Term Incentive Awards
During 2012, the Committee granted performance-based restricted stock awards to each of the named executive officers. Seventy-five percent (75%) of the shares were eligible to vest on February 27, 2015 and twenty-five percent (25%) were eligible to vest on February 27, 2016, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. With respect to each tranche of awards, achievement of the threshold level of performance would result in the vesting of 40% of the shares in that tranche. Achievement of the targeted level of performance would result in the vesting of 100% of the shares in that tranche. Any shares which do not vest in either tranche would be forfeited.
As previously disclosed, vesting of the shares eligible to vest on February 27, 2015 was dependent on the level of achievement of performance targets based on our three-year CAGR of CFFO per share measured based on our 2014 CFFO, and all of the shares eligible to vest on February 27, 2015 were forfeited based on our 2014 CFFO per share.

The vesting of the shares eligible to vest on February 27, 2016 was dependent upon the level of achievement of performance targets based on our 2015 ROI on all Program Max projects approved in 2012 and completed prior to the end of 2013. The table below shows the percentage of such tranche that would vest based on our actual 2015 ROI on such Program Max projects. Vesting percentages were to be interpolated between the steps shown below.
2012 Performance-Based Restricted Stock Awards – 2015 Program Max ROI Targets
ROI Target	Percentage of Tranche that Would Vest
14% or above	100%
12%	75%
11%	55%
10%	40%
Below 10%	No vesting

Pursuant to the terms of Mr. Richard's restricted share agreement, as a result of his termination without cause on September 30, 2015, the shares eligible to vest on February 27, 2016 remained outstanding and were eligible to vest on such date dependent upon the level of achievement of such performance targets.

Based on our actual ROI on such Program Max projects of 33% for 2015, all of the shares vested on February 27, 2016. The number of shares that vested on February 27, 2016 for each of our named executive officers are as follows:
Vesting of 2012 Performance-Based Restricted Stock Awards
Name	Shares Eligible to Vest in February 2016	Percentage of Shares that Vested in February 2016
T. Andrew Smith	6,158	100%
Mark W. Ohlendorf	6,158	100%
Gregory B. Richard	4,622	100%
Bryan D. Richardson	4,622	100%
Glenn O. Maul	677	100%

Results of 2013 Performance-Based Long-Term Incentive Awards
During 2013, the Committee granted annual awards of performance-based restricted stock to each of the named executive officers. Seventy-five percent (75%) of the shares were eligible to vest on February 27, 2016 and twenty-five percent (25%) are eligible to vest on February 27, 2017, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. In addition, in connection with Mr. Richard's promotion to Chief Operating Officer in June 2013, the Committee granted an additional 10,428 shares of performance-based restricted stock to Mr. Richard, seventy-five percent (75%) of which were eligible to vest on May 20, 2016 and twenty-five percent (25%) of which were eligible to vest on May 20, 2017, in each case subject to continued employment and dependent upon the level of achievement of the performance goals set forth in the 2013 annual awards of performance-based restricted stock. With respect to each tranche of awards, achievement of the threshold level of performance would result in the vesting of 40% of the shares in that tranche. Achievement of the targeted level of performance would result in the vesting of 100% of the shares in that tranche. Any shares which do not vest in either tranche would be forfeited.
The performance targets for the shares eligible to vest on February 27, 2016 and May 20, 2016 were based on our three year CAGR of CFFO per share, measured based on our CFFO per share in 2015. For purposes of the calculation, CFFO per share excludes acquisition, integration and other transaction costs and federal income taxes to the extent that we became a federal income taxpayer during the performance period. The table below shows the percentage of such shares that would vest based on our actual CFFO per share in 2015. Vesting percentages were to be interpolated between the steps shown below.
2013 Performance-Based Restricted Stock – 2015 CFFO per Share Targets
CAGR of CFFO (2012 Base Year)	2015 CFFO per Share	Percentage of Tranche that Would Vest
12% or above	$3.02 or above	100%
10%	$2.86	75%
8%	$2.71	55%
7%	$2.63	40%
Below 7%	Below $2.63	No vesting

Pursuant to the terms of Mr. Richard's restricted share agreement, as a result of his termination without cause on September 30, 2015, all of his shares eligible to vest on February 27, 2016 and May 20, 2016, or 17,658 shares, remained or will remain outstanding and be eligible to vest based on (and subject to) our 2015 CFFO per share performance.
Based on our reported 2015 results, all of the shares eligible to vest on February 27, 2016 were forfeited, and all of Mr. Richard's shares eligible to vest on May 20, 2016 will be forfeited. The number of shares that were eligible to vest in February or May 2016 for each of our named executive officers was as follows:
Vesting of 2013 Performance-Based Restricted Stock Awards
Name	Shares Eligible to Vest in 2016	Percentage of Shares that Vested or Will Vest in 2016
T. Andrew Smith	48,828	0%
Mark W. Ohlendorf	13,104	0%
Gregory B. Richard	17,658	0%
Bryan D. Richardson	9,837	0%
Glenn O. Maul	4,897	0%

The performance targets for the shares eligible to vest on February 27, 2017 are based on our 2016 ROI on all Program Max projects approved in 2013 and completed prior to the end of 2014.
Pursuant to the terms of Mr. Richard's restricted share agreement, upon his termination without cause on September 30, 2015, the shares eligible to vest on February 27, 2017 and May 20, 2017 were forfeited. Pursuant to the terms of Mr. Ohlendorf's restricted share agreement, as a result of his termination without cause on March 18, 2016, the shares eligible to vest on February 27, 2017, or 4,369 shares, will remain outstanding and be eligible to vest based on (and subject to) our performance relative to the performance targets.
Compensation Arrangements of Mr. Diab and Ms. Baier
During June 2015, we initiated a search process with the assistance of a leading executive search firm to identify a new Chief Operating Officer and Chief Financial Officer. After concluding the search, we announced on November 2, 2015 that Mr. Diab and Ms. Baier had accepted offers of employment as our Chief Operating Officer and Chief Financial Officer, respectively. Mr. Diab joined Brookdale on November 16, 2015, and Ms. Baier joined Brookdale on December 1, 2015.
During the course of the search process, management (at the Committee's request) consulted with F.W. Cook with respect to the compensation to be paid to candidates, including Mr. Diab and Ms. Baier, and also received feedback from the executive search firm on the candidates' perspectives on their potential compensation. F.W. Cook provided market data for each of the roles of Chief Operating Officer and Chief Financial Officer based on our peer group used for 2015 compensation decisions. Consistent with the compensation decisions made for 2015 named executive officer compensation, the Committee determined it was appropriate to target total direct compensation at or slightly below the median of the peer group for comparable positions.
The compensation arrangements for Mr. Diab and Ms. Baier were set forth in offer letters dated October 26, 2015 and October 28, 2015, respectively, and are set forth below.
Compensation of Chief Operating Officer and Chief Financial Officer
Type of Compensation	Chief Operating Officer	Chief Financial Officer
2015 Compensation
Annual Base Salary	$585,000	$550,000

Sign-On Bonus	$1,000,000	$1,000,000
Inducement Grant of 3-Year Vesting Time-Based Restricted Stock	$2,100,000	$775,000

Eligibility for 2016 Incentive Plans
2016 Annual Incentive at Target	100% of Base Salary	100% of Base Salary
2016 Long-Term Incentives at Target	$1,500,000	$1,500,000
As noted in the table above, each of Mr. Diab and Ms. Baier was paid a sign-on bonus of $1,000,000, which approximated the aggregate amount of such executive's anticipated cash bonus for 2015 and the market value of such executive's outstanding equity awards that were scheduled to vest during 2016, each of which would be forfeited in connection with their resignations from their previous employment. Pursuant to their offer letters, if Mr. Diab or Ms. Baier voluntarily terminates employment or withdraws from full-time status prior to 12 months of his or her start date, the executive will be required to reimburse us for the amount of the sign-on bonus. In addition, as noted in the table above, shortly after their start date Mr. Diab and Ms. Baier were each granted an inducement award of time-based restricted stock that will vest ratably in three installments beginning on the first anniversary of the grant date. The fair value of such awards, $2,100,014 and $775,020 for Mr. Diab and Ms. Baier, respectively, approximated the market value of such executive's outstanding equity awards that were scheduled to vest after 2016, which also would be forfeited in connection with their resignations from their previous employment. The Committee determined to grant such sign-on bonuses and time-based restricted stock to induce each executive to forego their anticipated compensation at their former employers and to accept employment with us.
The offer letters for Mr. Diab and Ms. Baier also set forth each executive's anticipated short-term incentive opportunity and long-term equity incentive opportunity beginning in 2016. Each of the executives will participate in   our 2016 short-term incentive plan with a target award of 100% of base salary and our long-term equity incentive program consistent with our other non-CEO named executive officers. Each of these awards was granted by the Committee in February 2016, as discussed below under "2016 Compensation Decisions."
Each of the offer letters sets forth our expectation that Mr. Diab and Ms. Baier will relocate to the Nashville area within one year of his or her start date. Based on our business needs, the Committee approved certain relocation assistance to Mr. Diab and Ms. Baier for the executives to move to the Nashville area, including moving costs, brokerage commissions and closing costs for the sale of each of the executive's home and purchase of a home in the Nashville area, and temporary housing in the Nashville area for up to 12 months. We also agreed to reimburse Mr. Diab for his monthly mortgage payment on his existing home, up to $3,500 per month, if he purchases a home in the Nashville area prior to his family re-locating, with such reimbursements terminating on the earlier of his family's re-location or until one year after his start date. We further agreed to reimburse Mr. Diab and Ms. Baier for their reasonable costs associated with traveling to and from Nashville during temporary living and during the move of household goods. Under the offer letters, if Mr. Diab or Ms. Baier voluntarily terminates employment or withdraws from full-time status prior to 18 months or 12 months after his or her start date, respectively, the executive will be required to reimburse us for the amount of such relocation expenses paid or reimbursed by us. A portion of these relocation expenses were incurred in 2015 and are reported in the Summary Compensation Table for 2015.
In April 2016, we entered into an addendum to each of Mr. Diab's and Ms. Baier's initial offer letter pursuant to which we agreed to enhance the relocation benefits available to them to include the provision of home sale assistance to facilitate an accelerated move of each such executive to the Nashville area. Pursuant to the home sale assistance benefit, we would engage a third-party provider of relocation services to assist with the sale of such executive's primary residence. The home sale assistance program includes marketing support and, if elected by the executive, facilitation of the purchase of the executive's primary residence on our behalf by the third-party provider at a price determined by averaging multiple independent current fair market value appraisals, with the third-party provider subsequently marketing and reselling the property on our behalf. Consistent with their initial offer letters, if Mr. Diab or Ms. Baier voluntarily terminates employment or withdraws from full-time status prior to 18 months or 12 months, respectively, of the executive's start date, the executive will be required to reimburse us for all costs and expenses incurred by us in connection with the relocation benefits and assistance provided to such executive.

In addition to their offer letters, each of Mr. Diab and Ms. Baier participate in our Severance Pay Policy, Tier I, as amended, the terms of which are described under "Employment Agreement and Severance Policies Applicable to Named Executive Officers" below.
Section 162(m) Limits on Deductibility
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that a company may deduct in any one year with respect to its chief executive officer and each of its next three most highly paid executive officers other than the chief executive officer and chief financial officer. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible, although (as noted below) we structure our annual cash incentive compensation program and performance-based restricted stock awards to qualify as performance-based compensation under Section 162(m).
Certain performance-based compensation approved by stockholders is not subject to the compensation deduction limit. For the 2015 annual cash incentive plan, the cash incentive opportunities were denominated as separate cash-settled performance awards under our 2014 Omnibus Incentive Plan, which was approved by our stockholders, so that amounts paid based on such objectives to individuals who are subject to the deduction limitation under Section 162(m) of the Internal Revenue Code could qualify as performance-based compensation under Section 162(m). In addition, performance-based restricted stock we have issued under our 2014 Omnibus Incentive Plan can qualify as performance-based compensation under Section 162(m).
Stock Ownership and Retention Guidelines
Since 2007, we have maintained stock ownership and retention guidelines applicable to certain of our officers, including our named executive officers, to further align the interests of our executives with the interests of our stockholders. In March 2015, the Committee adopted amended and restated guidelines, under which our named executive officers are expected to hold a number of shares with a minimum market value expressed as a multiple of the named executive officer's base salary. Under our prior guidelines, our named executive officers were expected to hold a set number of shares, regardless of the market value of such number of shares. The expected levels of ownership of our named executive officers under our amended and restated guidelines are as follows:
Stock Ownership and Retention Guidelines— Expected Level of Ownership
Position	Multiple of Base Salary
Chief Executive Officer	5.0x
Chief Financial Officer or Chief Operating Officer	4.0x
Chief Administrative Officer	3.0x
Executive Vice President	3.0x

The expected level of ownership may be met through stock purchased by the officer or his or her spouse in the market and/or through stock received upon vesting of equity awards. Unvested equity awards do not count toward the expected level of ownership, except that under the guidelines the estimated number of after-tax time-based restricted shares that are scheduled to vest within 90 days will count towards the expected level of ownership.
The expected level of ownership must be achieved by the later of (i) May 9, 2012 (i.e., five years after the initial adoption of the guidelines) or (ii) the fifth anniversary of such officer's becoming subject to the guidelines as a result of being hired or promoted into a position covered by the guidelines. Until the expected ownership level is achieved, each officer is expected to retain at least 50% of after-tax shares obtained through our equity compensation plans, and an officer will be deemed to be in compliance with the amended and restated guidelines if he or she has retained at least 50% of such after-tax shares. In addition, if an officer has achieved the expected stock ownership level and subsequent changes in the market price of our stock or the amount of such officer's base salary result in such officer's failure to maintain the expected stock ownership level, such officer will be expected to retain at least 50% of after-tax shares obtained through our equity compensation plans until the expected stock ownership level is again achieved.
As of the date hereof, each of our named executive officers is in compliance with our stock ownership and retention guidelines. Each of Messrs. Smith and Richardson holds shares with a market value in excess of such named executive officer's applicable multiple of base salary. Mr. Maul will be expected to retain at least 50% of his after-tax shares obtained through our equity compensation plans until the expected stock ownership level once again is achieved. Mr. Diab and Ms. Baier, who joined the Company in 2015, are expected to retain at least 50% of their after-tax shares obtained through our equity compensation plans until they meet such applicable multiple of base salary.
Policy on Hedging and Pledging
Our insider trading policy provides that no one subject to the policy may engage in short sales, puts, calls or other derivative transactions involving our securities. It further provides that none of our directors or executive officers may engage in hedging or monetization transactions involving our securities, pledge our securities as collateral for a loan, or hold our securities in a margin account.
Clawback Policy
We have not adopted a separate executive compensation clawback policy. However, our 2014 Omnibus Incentive Plan provides that any award thereunder that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or as may be required pursuant to any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement.
Employment Agreement and Severance Policies Applicable to Named Executive Officers
We are party to an employment agreement with Mr. Smith, which we entered into in connection with his appointment as Chief Executive Officer in February 2013. Our other named executive officers do not have employment agreements, but they are eligible to participate in the Brookdale Senior Living Inc. Severance Pay Policy, Tier I (the "Policy"), initially adopted by the Committee on August 6, 2010 and amended during 2015 as described below. Each of Messrs. Ohlendorf, Richard and Richardson is (or was) a party to a letter agreement with us, which provides for certain additional benefits in the event of a termination by the executive for good reason outside the context of a change in control. The severance payments to Mr. Smith pursuant to his employment agreement and to the other named executive officers pursuant to the Policy applicable in connection with in connection with a change in control are "double trigger," which require the occurrence of a change in control followed by termination of employment by us without cause or by the named executive officer for good reason, in each case within one year of the change in control. A detailed description of severance payments pursuant to the employment agreement and the Policy, as well as the effect of certain terminations and/or change in control pursuant to our restricted share agreements, is set forth under "Potential Payments Upon Termination or Change in Control" below.
Employment Agreement with T. Andrew Smith
Mr. Smith's employment agreement dated February 11, 2013 superseded and replaced the severance pay policy letter agreement, dated as of August 6, 2010, between us and Mr. Smith (as described below), and certain terms related to termination or change in control were amended on April 23, 2015, as described below. The employment agreement has a three year term, subject to automatic extensions for additional one year periods, unless either we or Mr. Smith give written notice to the other no less than 90 days prior to the expiration of the term that the term will not be so extended. Mr. Smith's initial base salary was $480,000 per year, which was increased to $825,000 per year as of the date that his service as Chief Executive Officer began. In addition, Mr. Smith is eligible to receive an annual cash bonus opportunity targeted at 125% of base salary, subject to the terms of our incentive compensation plan for senior executive officers. Mr. Smith is eligible to participate in various benefit plans that we make available to our senior executive officers. In addition, we provide Mr. Smith with basic term life insurance benefits of at least 100% of his base salary, at no cost to Mr. Smith.
2015 Amendments to Employment Agreement and Policy
During early 2015, the Committee conducted a review of our severance framework applicable to our Chief Executive Officer and members of our senior management executive committee after we had received feedback from several significant stockholders regarding our change in control severance arrangements. As part of its review, the Committee engaged F.W. Cook in early 2015 to review our severance framework against those of the peer group used by F.W. Cook in connection with 2015 compensation decisions. Mr. Smith's employment agreement and the Policy generally provided for the payment of 300% of base salary for a termination of an executive by us without cause or by the executive with good reason within 12 months following a change in control, the payment of 250% of base salary for terminations by us without cause outside the context of a change in control, and, in the case of Messrs. Smith, Ohlendorf, Richard and Richardson, the payment of 250% of base salary for terminations by the executive for good reason outside the context of a change in control.
F.W. Cook reported that the severance framework of a majority of the peer group would provide greater severance benefits than our existing severance framework, primarily because Mr. Smith's employment agreement and the Policy did not provide for the payment of a multiple of target annual incentive compensation for terminations without cause or with good reason. In light of F.W. Cook's report and the feedback we had received from stockholders, the Committee determined that adopting amendments to the employment agreement and Policy as described below would be appropriate and would help to ensure that our severance and change in control benefits are competitive within the market in order to assist us in retaining key executives and that our senior executives' interests are aligned with those of our stockholders, particularly in the context of a change in control.
Upon the unanimous recommendation of the Committee following its review, the Board approved amendments to Mr. Smith's employment agreement and the Policy applicable to members of our senior management executive committee (which includes each of the named executive officers) to provide for the following additional benefits in the event of certain terminations:
•	For each of the named executive officers, if such termination is by us without cause, or by the named executive officer with good reason, and occurs within 12 months of a change in control, the payment in a lump sum on the 60th day following such termination of 300% of the named executive officer's target annual bonus opportunity for the year of termination;
•	For each of the named executive officers, if such termination is by us without cause outside the context of a change in control, or, for Messrs. Smith, Ohlendorf, Richard and Richardson, if such termination is by the executive with good reason outside the context of a change in control, payments in installments over 18 months of 250% of the named executive officer's target annual bonus opportunity for the year of termination; and
•	For each of the named executive officers other than Mr. Smith, if such termination is by us without cause, or, for Messrs. Ohlendorf, Richard and Richardson, if such termination is by the executive with good reason, the payment of an annual cash bonus for the year of termination (to the extent earned under the terms of the annual incentive plan), pro-rated based on the number of days he was employed, whether or not such termination occurs in the context of a change in control. Mr. Smith was already entitled to receive a similar pro-rated annual bonus pursuant to the terms of his employment agreement.

2016 Compensation Decisions
For 2016 compensation decisions, the Committee engaged F.W. Cook to conduct a review of the Company's overall executive compensation plans and programs. Following F.W. Cook's review and subsequent discussion with the Committee, it was determined by the Committee that no material changes needed to be made to the annual executive compensation program, and no other awards of restricted stock were granted to the named executive officers outside of such program. In light of market data and upon the recommendation of F.W. Cook, the Committee did determine to increase the annual target long-term incentive award for Messrs. Smith and Richardson by 10% and for Mr. Maul by 5% from the target amounts for 2015.
The base salaries of our current named executive officers for 2016 are as follows:
2016 Annual Base Salary
Name	2016	Increase from 2015
T. Andrew Smith	$950,000	––
Labeed S. Diab	$585,000	––
Lucinda M. Baier	$550,000	––
Bryan D. Richardson	$430,500	2.5%
Glenn O. Maul	$307,500	2.5%

The 2016 target cash incentive opportunity that each of our current named executive officers is eligible to receive calculated as a percentage of 2016 base salary is as follows:
2016 Target Total Annual Cash Incentive Opportunity
Name	Percentage of 2016 Base Salary	Total 2016 Target Opportunity
T. Andrew Smith	125%	$1,187,500
Labeed S. Diab	100%	$585,000
Lucinda M. Baier	100%	$550,000
Bryan D. Richardson	100%	$430,500
Glenn O. Maul	100%	$307,500

For 2016, Mr. Maul participates in the annual cash incentive program applicable to members of our senior management executive committee under which his target cash incentive opportunity is 100% of his 2016 base salary. In the prior year, he participated in the annual cash incentive program applicable to most of our other Executive Vice Presidents and members of management, with a target cash incentive opportunity of 80% of his 2015 base salary.
The target annual cash opportunity will continue to be based on company and individual performance objectives with weighting consistent with the 2015 annual incentive plan, except that the 2015 year-over-year NOI growth objective has been replaced with a 2016 revenue to budget objective. The 2016 revenue to budget objective is based on our actual revenue for 2016, defined as senior housing revenue generated from resident fees and our ancillary services and excluding entry-fee amortization, management fees and reimbursed costs, compared to our 2016 budget approved by the Board. The revenue budget may be equitably adjusted by the Committee to account for acquisition and disposition activity during the year.

The fair values of the long-term incentive awards granted to our current named executive officers on February 26, 2016, are as follows (calculated in compliance with ASC 718):
2016 Long-Term Incentive Awards
Name	Time-Based Restricted Stock	Performance- Based Restricted Stock	Total
T. Andrew Smith	$2,612,503	$2,612,503	$5,225,007
Labeed S. Diab	$750,002	$750,002	$1,500,005
Lucinda M. Baier	$750,002	$750,002	$1,500,005
Bryan D. Richardson	$440,003	$440,003	$880,007
Glenn Maul	$210,004	$210,004	$420,007

One-half of the annual grant of long-term incentive awards to each named executive officer for 2016 are shares of time-based restricted stock that generally vest ratably in four annual installments beginning on February 27, 2017, subject to continued employment. The other one-half of such awards are shares of performance-based restricted stock, 75% of which will generally vest on February 27, 2019 and 25% of which will generally vest on February 27, 2020, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. Achievement of the target level of performance for a performance-based tranche will result in the vesting of 100% of the shares in such performance-based tranche.
The performance targets for the performance-based shares vesting in 2019 are based on our three-year CAGR of Adjusted CFFO per share, with results to be measured based on our Adjusted CFFO per share in 2018 compared to our Adjusted CFFO per share for 2015. For purposes of the calculation, Adjusted CFFO per share means Adjusted CFFO per share as reported in our earnings release and/or supplemental information furnished to the SEC on Form 8-K and will also exclude federal income taxes to the extent that we become a federal income taxpayer in future periods. Achievement of the threshold level of performance will result in the vesting of 20% of shares in such performance-based tranche.
The performance targets for the performance-based shares vesting in 2020 are based on our 2019 ROI on all Program Max projects either (i) approved in 2016 and completed prior to the end of 2017 or (ii) approved prior to 2016 and completed during 2017. Achievement of the threshold level of performance will result in the vesting of 20% of shares in such performance-based tranche.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading "Compensation Discussion and Analysis" with management and, based on the review and discussions, it has recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included herein.
Respectfully submitted by the Compensation Committee of the Board of Directors,
COMPENSATION COMMITTEE
Frank M. Bumstead, Chairman
Jackie M. Clegg
Jeffrey R. Leeds
 Lee S. Wielansky

Summary Compensation Table for 2015
The following summary compensation table sets forth information concerning the compensation earned by, awarded to or paid to our named executive officers for the periods indicated.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

T. Andrew Smith,	2015	953,654	—	7,536,779	276,094	8,929	8,775,455
President and	2014	841,216	—	3,412,525	714,580	11,025	4,979,346
Chief Executive Officer(5)	2013	762,635	—	3,250,007	1,059,190	10,841	5,082,673

Labeed S. Diab,	2015	76,500	1,000,000	2,100,014	—	17,833	3,194,347
Chief Operating Officer

Lucinda M. Baier,	2015	48,654	1,000,000	775,020	—	11,982	1,835,656
Chief Financial Officer

Bryan D. Richardson,	2015	421,616	—	1,580,298	124,110	8,534	2,134,558
Executive Vice President and	2014	367,631	—	740,399	274,996	10,239	1,393,265
Chief Administrative Officer	2013	360,000	—	705,143	397,757	8,453	1,471,353

Glenn O. Maul,	2015	301,154	—	845,893	67,549	5,944	1,220,539
Executive Vice President and	2014	254,769	—	368,632	165,906	11,413	800,721
Chief People Officer	2013	250,000	—	620,279	213,644	195,230	1,279,153

Mark W. Ohlendorf,	2015	542,077	—	2,168,853	158,436	8,898	2,878,263
Former President and	2014	499,538	—	986,351	364,820	10,731	1,861,440
Chief Financial Officer(6)	2013	490,000	—	939,375	542,229	10,635	1,982,239

Gregory B. Richard,	2015	382,900	—	1,768,843	––	350,104	2,501,847
Former Executive Vice	2014	458,585	—	918,799	340,230	10,781	1,728,395
President and Chief	2013	404,577	—	1,265,154	421,925	9,958	2,101,614
Operating Officer(7)
________________
(1)	Represents a cash sign-on bonus paid or payable to Mr. Diab and Ms. Baier.
(2)	Represents the aggregate grant date fair value of time-based and performance-based restricted stock awards computed in accordance with ASC Topic 718. See Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a summary of the assumptions made in the valuation of these awards.
(3)	Represents the payout of each named executive officer's annual cash incentive opportunity with respect to performance in 2013, 2014 and 2015, as applicable. Mr. Richard received a pro-rata portion of his 2015 annual cash incentive opportunity for his service through September 30, 2015, which is included in All Other Compensation.
(4)	For Messrs. Smith, Richardson, Maul and Ohlendorf, the 2015 amounts represent the employer matching contribution to our 401(k) Plan and premiums on Company-provided life and disability insurance. For Mr. Richard, the 2015 amount represents such matching contribution and premiums and also includes $196,154 of severance pay, $105,570 representing a pro-rata portion of his 2015 annual cash incentive opportunity for his service through September 30, 2015, $39,231 representing the payout of his accrued paid time off and $2,127 representing the employer portion of continuation of health coverage. For Mr. Diab and Ms. Baier, the 2015 amounts represent the incremental cost to the Company for relocation assistance provided to the executive, including temporary housing in the Nashville area and associated tax gross ups (Mr. Diab––$16,031; Ms. Baier––$9,105), and reimbursement for travel to and from Nashville during temporary living (Mr. Diab––$1,802; Ms. Baier––$2,877).
(5)	Mr. Smith served as Executive Vice President, General Counsel and Secretary until February 20, 2013, when he became Chief Executive Officer. Mr. Smith additionally became our President on March 18, 2016.
(6)	Mr. Ohlendorf served as Chief Financial Officer until December 1, 2015, and as President until March 18, 2016.
(7)	Mr. Richard served as Executive Vice President and Chief Operating Officer until September 30, 2015.

Grants of Plan-Based Awards for 2015
The following table summarizes grants of plan-based awards made to our named executive officers in 2015. All of our named executive officers are eligible to receive dividends on unvested shares of stock that have been granted to them (to the extent that dividends are declared on our shares of common stock).
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Possible Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)

T. Andrew Smith	—	142,500	(1)	712,500	(1)	1,425,000	(1)	—		—		—		—		—
	—	35,625	(2)	178,125	(2)	—	(2)	—		—		—		—		—
	—	—	(3)	296,875	(3)	296,875	(3)	—		—		—		—		—
	2/5/2015	—		—		—		24,046	(4)	68,701	(4)	68,701	(4)	—		2,374,994
	2/5/2015	—		—		—		53,742	(5)	53,742	(5)	53,742	(5)	—		1,857,861
	2/5/2015	—		—		—		—		—		—		68,702	(6)	2,375,028
	2/5/2015	—		—		—		—		—		—		26,870	(7)	928,896

Labeed S. Diab	12/3/2015	—		—		—		—		—		—		97,766	(8)	2,100,014

Lucinda M. Baier	12/3/2015	—		—		—		—		—		—		36,081	(8)	775,020

Bryan D. Richardson	—	50,400	(1)	252,000	(1)	504,000	(1)	—		—		—		—		—
	—	8,400	(2)	42,000	(2)	—	(2)	—		—		—		—		—
	—	—	(3)	126,000	(3)	126,000	(3)	—		—		—		—		—
	2/5/2015	—		—		—		4,051	(4)	11,571	(4)	11,571	(4)	—		400,009
	2/5/2015	—		—		—		—		—		—		11,571	(6)	400,009
	2/5/2015	—		—		—		—		—		—		22,571	(9)	780,279

Glenn O. Maul	—	33,600	(1)	168,000	(1)	––	(1)	—		—		—		—		—
	—	—	(3)	72,000	(3)	72,000	(3)	—		—		—		—		—
	2/5/2015	—		—		—		2,026	(4)	5,785	(4)	5,785	(4)	—		199,987
	2/5/2015	—		—		—		—		—		—		5,786	(6)	200,022
	2/5/2015	—		—		—		—		—		—		12,898	(9)	445,884

Mark W. Ohlendorf	—	64,800	(1)	324,000	(1)	648,000	(1)	—		—		—		—		—
	—	10,800	(2)	54,000	(2)	—	(2)	—		—		—		—		—
	—	—	(3)	162,000	(3)	162,000	(3)	—		—		—		—		—
	2/5/2015	—		—		—		7,594	(4)	21,695	(4)	21,695	(4)	—		749,996
	2/5/2015	—		—		—		—		—		—		21,696	(6)	750,031
	2/5/2015	—		—		—		—		—		—		19,347	(9)	668,826

Gregory B. Richard	—	61,200	(1)	306,000	(1)	612,000	(1)	—		—		—		—		—
	—	10,200	(2)	51,000	(2)	—	(2)	—		—		—		—		—
	—	—	(3)	153,000	(3)	153,000	(3)	—		—		—		—		—
	2/5/2015	—		—		—		5,569	(4)	15,910	(4)	15,910	(4)	—		550,009
	2/5/2015	—		—		—		—		—		—		15,910	(6)	550,009
	2/5/2015	—		—		—		—		—		—		19,347	(9)	668,826
________________
(1)	Represents the amounts which would have been payable in cash at threshold, target and maximum under the CFFO portion of the 2015 annual cash incentive programs, the terms of which are summarized above. Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity, limited to up to 200% in the case of Messrs. Smith, Richardson, Ohlendorf and Richard (and subject to the aggregate maximum payout of $2,000,000 to an individual under the annual cash incentive programs). Pursuant to the Policy, as a result of Mr. Richard's termination without cause on September 30, 2015, he was eligible to receive payment under such portion of the 2015 annual cash incentive program (to the extent earned), pro-rated based on the number of days he was employed. The named executive officers actually earned no amounts with respect to 2015 performance under this portion of the annual cash incentive programs, which is reflected in the Summary Compensation Table.

(2)	Represents the amounts which would have been payable in cash at threshold and target under the year-over-year same community NOI growth portion of the 2015 annual cash incentive program for Messrs. Smith, Richardson, Ohlendorf and Richard, the terms of which are summarized above. Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity (subject to the aggregate maximum payout of $2,000,000 to an individual under the annual cash incentive program). Pursuant to the Policy, as a result of Mr. Richard's termination without cause on September 30, 2015, he was eligible to receive payment under such portion of the 2015 annual cash incentive program (to the extent earned), pro-rated based on the number of days he was employed. The named executive officers actually earned no amounts with respect to 2015 performance under this portion of the annual cash incentive program, which is reflected in the Summary Compensation Table.
(3)	Represents the amounts which would have been payable in cash at target and maximum under the individual objectives portion of the 2015 annual cash incentive programs for the named executive officers, the terms of which are summarized above. The individual objectives portion of the annual cash incentive programs did not specify a minimum threshold level of performance. As a result of Mr. Richard's termination without cause on September 30, 2015, he was eligible to receive payment under such portion of the 2015 annual cash incentive program (to the extent earned), pro-rated based on the number of days he was employed. As reported in the Summary Compensation Table, the named executive officers actually earned the following cash amounts with respect to 2015 performance under this portion of the annual incentive programs: Mr. Smith—$276,094; Mr. Richardson—$124,110; Mr. Maul––$67,549; Mr. Ohlendorf—$158,436; and Mr. Richard—$105,570 (reflecting his pro-rata amount).
(4)	Represents shares of performance-based restricted stock granted under our 2014 Omnibus Incentive Plan. As described above, seventy-five percent (75%) of the shares will vest on February 27, 2018 and twenty-five percent (25%) of the shares will vest on February 27, 2019, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. The performance targets for the first tranche of shares are based on our three-year CAGR of CFFO per share, with results to be measured based on our CFFO per share in 2017 compared to our CFFO per share for 2014. The performance targets for the second tranche of shares are based on our calendar year 2018 ROI on all Program Max projects approved in 2015 and completed prior to the end of 2016. Achievement of the threshold level of performance would result in the vesting 40% of the shares in the first tranche and 20% of the shares in the second tranche. Achievement of the targeted level of performance for each tranche would result in the vesting of 100% of the shares in that tranche. Any shares which do not vest in either tranche will be forfeited. Pursuant to the terms of Mr. Richard's restricted share agreement, as a result of his termination without cause on September 30, 2015, one-third, or 3,977 shares, of the shares eligible to vest on February 27, 2018 remained outstanding and were eligible to vest based on (and subject to) our 2015 CFFO per share performance relative to the CFFO per share performance target, and the remainder of such shares eligible to vest in 2018 and the shares eligible to vest in 2019 were forfeited upon his termination. Based on our 2015 CFFO per share performance, all of such shares remaining outstanding were forfeited on February 27, 2016. Pursuant to the terms of Mr. Ohlendorf's restricted share agreement, as a result of his termination without cause on March 18, 2016, two-thirds, or 10,848 shares of the shares eligible to vest on February 27, 2018 remain outstanding and are eligible to vest based on (and subject to) our 2016 CFFO per share performance relative to the CFFO per share performance target, and the remainder of such shares eligible to vest in 2018 and the shares eligible to vest in 2019 were forfeited.
(5)	Represents shares of performance-based restricted stock granted under our 2014 Omnibus Incentive Plan. As described above, the shares vested or will vest in equal installments on February 27, 2016 and February 27, 2017, in each case subject to continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee. The performance goals established by the Committee for the 26,871 shares eligible to vest on February 27, 2016 were based on integration initiatives related to our acquisition of Emeritus. In February 2016, the Committee determined that the performance criteria had been met and approved the vesting of such shares. The performance goals for the 26,871 shares eligible to vest in 2017 are based on substantial completion of the integration of purchasing systems and processes related to the Emeritus integration to enable realization of costs synergies in the merged company through combined purchasing.
(6)	Represents shares of time-based restricted stock granted under our 2014 Omnibus Incentive Plan. The shares vested or will vest ratably in four annual installments beginning on February 27, 2016, subject to continued employment. Pursuant to the terms of Mr. Richard's restricted share agreement, 3,977 of the shares accelerated and vested upon his termination without cause on September 30, 2015, with the remainder of the shares being forfeited. Pursuant to the terms of Mr. Ohlendorf's restricted share agreement, 5,424 of the shares accelerated and vested upon his termination without cause on March 18, 2016, and the remaining unvested shares for such grant were forfeited.
(7)	Represents shares of time-based restricted stock granted under our 2014 Omnibus Incentive Plan. The shares will vest on February 27, 2018, subject to continued employment.
(8)	Represents shares of time-based restricted stock granted under our 2014 Omnibus Incentive Plan. The shares will vest ratably in three annual installments beginning on December 3, 2016, subject to continued employment.
(9)	Represents shares of time-based restricted stock granted under our 2014 Omnibus Stock Incentive Plan. The shares vested or will vest ratably in three annual installments beginning on February 27, 2016, subject to continued employment. Pursuant to the terms of Mr. Richard's restricted share agreement, 6,449 of the shares accelerated and vested upon his termination without cause on September 30, 2015, with the remainder of the shares being forfeited. Pursuant to the terms of Mr. Ohlendorf's restricted share agreement, 6,449 of the shares accelerated and vested upon his termination without cause on March 18, 2016, and the remaining unvested shares for such grant were forfeited.

Outstanding Equity Awards at Fiscal Year-End for 2015
The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2015. The market values of such awards are based on $18.46 per share, the closing market price of our stock on December 31, 2015.
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

T. Andrew Smith	2/16/2012	6,158	(1)	113,677	6,158	(2)	113,677
	2/11/2013	27,902	(1)	515,071	65,104	(3)	1,201,820
	2/5/2014	49,635	(1)	916,262	60,163	(4)	1,110,609
	2/5/2015	68,702	(1)	1,268,239	68,701	(5)	1,268,220
	2/5/2015	26,870	(6)	496,020	53,742	(7)	992,077
Total		179,267		3,309,269	253,868		4,686,403

Labeed S. Diab	12/3/2015	97,766	(8)	1,804,760	––		––

Lucinda M. Baier	12/3/2015	36,081	(8)	666,055	––		––

Bryan D. Richardson	2/16/2012	4,622	(1)	85,322	4,622	(2)	85,322
	2/11/2013	6,559	(1)	121,079	13,116	(3)	242,121
	2/5/2014	10,770	(1)	198,814	13,053	(4)	240,958
	2/5/2015	11,571	(1)	213,601	11,571	(5)	213,601
	2/5/2015	22,571	(9)	416,661	––		––
Total		56,093		1,035,477	42,362		782,003

Glenn O. Maul	2/16/2012	2,030	(1)	37,474	677	(2)	12,497
	2/11/2013	3,266	(1)	60,290	6,530	(3)	120,544
	11/6/2013	5,000	(1)	92,300	––		––
	2/5/2014	5,362	(1)	98,983	6,499	(4)	119,972
	2/5/2015	5,786	(1)	106,810	5,785	(5)	106,791
	2/5/2015	12,898	(9)	238,097	––		––
Total		34,342		633,953	19,491		359,804

Mark W. Ohlendorf	2/16/2012	6,158	(1)	113,677	6,158	(2)	113,677
	2/11/2013	8,737	(1)	161,285	17,473	(3)	322,552
	2/5/2014	14,347	(1)	264,846	17,389	(4)	321,001
	2/5/2015	21,696	(1)	400,508	21,695	(5)	400,490
	2/5/2015	19,347	(9)	357,146	––		––
Total		70,285		1,297,461	62,715		1,157,719

Gregory B. Richard	2/16/2012	—		—	4,622	(10)	85,322
	2/11/2013	—		—	9,837	(11)	181,591
	6/13/2013	—		—	7,821	(11)	144,376
	2/5/2014	—		—	8,099	(11)	149,508
	2/5/2015	—		—	3,977	(11)	73,415
Total		––		––	34,356		634,212
________________
(1)	Represents shares of time-based restricted stock, the vesting of which is subject to continued employment. The shares granted during February have vested or will vest ratably in four annual installments beginning on February 27 in the year following the year of grant. The shares granted during November have vested or will vest ratably in four annual installments beginning on November 19 in the year following the year of grant. Pursuant to the terms of the applicable restricted share agreements, 4,369, 4,782 and 5,424 of the shares granted to Mr. Ohlendorf in 2013, 2014 and 2015, respectively, accelerated and vested upon his termination without cause on March 18, 2016, with the remainder of the shares granted in 2014 and 2015 being forfeited.
(2)	Represents shares of performance-based restricted stock, the vesting of which would occur on February 27, 2016, subject to continued employment and the achievement of specified performance targets. The number of shares reported represents the target level of performance. As described above, the target-level of performance was exceeded and, therefore, all of such shares vested on such date.
(3)	Represents shares of performance-based restricted stock, the vesting of which is subject to continued employment and the achievement of specified performance targets. Seventy-five percent (75%) of such shares were eligible to vest on February 27, 2016, and twenty-five percent (25%) of such shares are eligible to vest on February 27, 2017. The number of shares reported represents the target level of performance for each tranche. As described above, the threshold-level of performance for the shares scheduled to vest on February 27, 2016 was not achieved; therefore, the named executive officers forfeited the following number of shares on February 27, 2016: Mr. Smith––48,828 shares; Mr. Richardson––9,837 shares; Mr. Maul––4,897 shares; and Mr. Ohlendorf––13,104 shares. Pursuant to the terms of Mr. Ohlendorf's restricted share agreement, as a result of his termination without cause on March 18, 2016, the tranche eligible to vest on February 27, 2017, or 4,369 shares, remain outstanding and eligible to vest based on (and subject to) our performance relative to the performance targets.
(4)	Represents shares of performance-based restricted stock, the vesting of which is subject to continued employment and the achievement of specified performance targets. Seventy-five percent (75%) of such shares are eligible to vest on February 27, 2017, and twenty-five percent (25%) of such shares are eligible to vest on February 27, 2018. The number of shares reported represents the target level of performance for each tranche. Pursuant to the terms of Mr. Ohlendorf's restricted share agreement, as a result of his termination, all of the shares eligible vest on February 27, 2017, or 13,041 shares, remain outstanding and eligible to vest based on (and subject to) our 2016 CFFO per share performance relative to the CFFO per share performance target, and the shares eligible to vest in 2018 were forfeited upon his termination.
(5)	Represents shares of performance-based restricted stock, the vesting of which is subject to continued employment and the achievement of specified performance targets. Seventy-five percent (75%) of such shares are eligible to vest on February 27, 2018, and twenty-five percent (25%) of such shares are eligible to vest on February 27, 2019. The number of shares reported represents the target level of performance for each tranche. Pursuant to the terms of Mr. Ohlendorf's restricted share agreement, as a result of his termination without cause on March 18, 2016, two-thirds, or 10,848 shares, of the shares eligible to vest on February 27, 2018 remain outstanding and eligible to vest based on (and subject to) our 2016 CFFO per share performance relative to the CFFO per share performance target, and the remainder of such shares eligible to vest in 2018 and the shares eligible to vest in 2019 were forfeited upon his termination.
(6)	Represents shares of time-based restricted stock which will vest on February 27, 2018, subject to continued employment.
(7)	Represents shares of performance-based restricted stock, the vesting of which is subject to continued employment and the achievement of specified performance goals. Fifty percent (50%) of such shares were eligible to vest, and did vest, on February 27, 2016, and the remaining fifty percent (50%) of such shares are eligible to vest on February 27, 2017. The number of shares reported represents the target level of performance for each tranche.
(8)	Represents shares of time-based restricted stock which will vest ratably in three annual installments beginning on the first anniversary of the date of grant, subject to continued employment.
(9)	Represents shares of time-based restricted stock which have vested or will vest ratably in three annual installments beginning on February 27, 2016, subject to continued employment. Pursuant to the terms of Mr. Ohlendorf's restricted share agreement, 6,449 of the shares accelerated and vested upon his termination without cause on March 18, 2016, with the remainder of the shares being forfeited.
(10)	Represents shares of performance-based restricted stock, the vesting of which would occur on February 27, 2016, subject to continued employment and the achievement of specified performance targets. The number of shares reported represents the target level of performance. Pursuant to the terms of Mr. Richard's restricted share agreement, as a result of his termination without cause on September 30, 2015, such shares remained outstanding and were eligible to vest on such date dependent upon the achievement of the performance targets. As described above, the target-level of performance was exceeded and, therefore, all of such shares vested on such date.
(11)	Represents shares of performance-based restricted stock that, pursuant to the terms of the applicable restricted share agreements, remained outstanding and eligible to vest based on (and subject to) our performance relative to the performance targets following Mr. Richard's termination without cause on September 30, 2015. The shares granted in February would have vested on February 27, 2016, and the shares granted in June would have vested on May 20, 2016 dependent on our performance relative to specified performance targets. The threshold-level of performance for such shares was not achieved and, therefore, Mr. Richard has forfeited or will forfeit all such shares on such dates.

Stock Vested for 2015
The following table summarizes the vesting of shares of time-based and performance-based restricted stock and the value realized by our named executive officers as a result of such vesting during 2015.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

T. Andrew Smith	53,733	2,022,015
Labeed S. Diab	—	—
Lucinda M. Baier	—	—
Bryan D. Richardson	24,312	916,815
Glenn O. Maul	11,703	402,706
Mark W. Ohlendorf	32,388	1,221,364
Gregory B. Richard	53,173	1,630,972

(1)	The value realized is based on the closing market price of the underlying stock on February 27, 2015 (Mr. Smith—36,653 shares; Mr. Richardson—11,490 shares; Mr. Maul––5,449 shares; Mr. Ohlendorf––15,308 shares; and Mr. Richard––12,355 shares); May 20, 2015 (Mr. Smith—17,080 shares; Mr. Richardson—12,822 shares; Mr. Maul––3,754 shares; Mr. Ohlendorf––17,080 shares; and Mr. Richard––15,429 shares); September 30, 2015 (Mr. Richard––25,389 shares); and November 19, 2015 (Mr. Maul––2,500 shares), the dates the shares vested. The number of shares and value realized on vesting for Mr. Richard includes 25,389, or $582,931, of time-based restricted stock that accelerated and vested upon his termination without cause on September 30, 2015.

Pension Benefits
None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us. The Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if it determines that doing so is in our best interests.
Nonqualified Deferred Compensation
None of our named executive officers participates in or has an accrued benefit in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. The Committee may elect to adopt non-qualified defined contribution plans or other non-qualified deferred compensation plans in the future if the Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control
The following table and summary set forth potential amounts payable upon termination of employment or a change in control to our named executive officers, other than Mr. Richard. The Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our named executive officers assuming termination of employment on December 31, 2015, with equity based amounts based on $18.46 per share, the closing market price of our stock on December 31, 2015. The actual amounts payable to Mr. Richard in connection with termination of his employment without cause on September 30, 2015 are provided separately below. Mr. Ohlendorf is included in the following table since he was employed as of December 31, 2015. The actual amounts payable to Mr. Ohlendorf in connection with his termination without cause on March 18, 2016 are also provided separately below.
Name/Benefit	Voluntary Resignation by Executive ($)	Termination by us for Cause ($)	Termination by us without Cause ($)	Termination by us without Cause following a Change in Control ($)	Termination by Executive for Good Reason ($)	Disability ($)	Death ($)

T. Andrew Smith
Salary	—	—	2,375,000	2,850,000	2,375,000	—	—
Pro-Rata Bonus(1)	—	—	––	––	––	––	––
Severance Bonus	—	—	2,968,750	3,562,500	2,968,750	—	—
PTO	73,077	73,077	73,077	73,077	73,077	73,077	73,077
COBRA	—	—	18,878	18,878	18,878	—	—
Market Value of Accelerated Vesting of Restricted Stock(2)	—	—	1,768,745	7,995,672	1,541,392	1,768,745	1,768,745
Total	73,077	73,077	7,204,450	14,500,127	6,977,097	1,841,822	1,841,822

Labeed S. Diab
Salary	—	—	1,462,500	1,755,000	––	—	—
Pro-Rata Bonus(3)	—	—	––	––	––	––	––
Severance Bonus(3)	—	—	––	––	––	––	––
PTO	4,677	4,677	4,677	4,677	4,677	4,677	4,677
COBRA	—	—	18,878	18,878	––	—	—
Market Value of Accelerated Vesting of Restricted Stock(2)	—	—	601,574	1,804,760	—	601,574	601,574
Total	4,677	4,677	2,087,629	3,583,315	4,677	606,251	606,251

Lucinda M. Baier
Salary	—	—	1,375,000	1,650,000	—	—	—
Pro-Rata Bonus(3)	—	—	––	––	––	––	––
Severance Bonus(3)	—	—	––	––	––	––	––
PTO	2,784	2,784	2,784	2,784	2,784	2,784	2,784
COBRA	—	—	13,868	13,868	—	—	—
Market Value of Accelerated Vesting of Restricted Stock(2)	—	—	222,018	666,055	—	222,018	222,018
Total	2,784	2,784	1,613,670	2,332,707	2,784	224,802	224,802

Bryan D. Richardson
Salary	—	—	1,050,000	1,260,000	1,050,000	—	—
Pro-Rata Bonus(4)	—	—	124,110	124,110	124,110	––	––
Severance Bonus	—	—	1,050,000	1,260,000	1,050,000	—	—
PTO	33,115	33,115	33,115	33,115	33,115	33,115	33,115
COBRA	—	—	13,973	13,973	13,973	—	—
Market Value of Accelerated Vesting of Restricted Stock(2)	—	—	489,707	1,817,479	—	489,707	489,707

Total	33,115	33,115	2,760,905	4,508,677	2,271,198	522,822	522,822

Glenn O. Maul
Salary	—	—	750,000	900,000	––	—	—
Pro-Rata Bonus(4)	—	—	67,549	67,549	––	—	—
Severance Bonus	—	—	600,000	720,000	––	—	—
PTO	23,654	23,654	23,654	23,654	23,654	23,654	23,654
COBRA	—	—	14,166	14,166	––	—	—
Market Value of Accelerated Vesting of Restricted Stock(2)	—	—	265,307	993,757	—	265,307	265,307
Total	23,654	23,654	1,720,676	2,719,126	23,654	288,961	288,961

Mark W. Ohlendorf
Salary	—	—	1,350,000	1,620,000	1,350,000	—	—
Pro-Rata Bonus(4)	—	—	158,436	158,436	158,436	—	—
Severance Bonus	—	—	1,350,000	1,620,000	1,350,000	—	—
PTO	41,538	41,538	41,538	41,538	41,538	41,538	41,538
COBRA	—	—	19,276	19,276	19,276	—	—
Market Value of Accelerated Vesting of Restricted Stock(2)	—	—	615,438	2,455,180	—	615,438	615,438
Total	41,538	41,538	3,534,688	5,914,430	2,919,250	656,976	656,976
________________

(1)	In accordance with the terms of the employment agreement with Mr. Smith, any bonus payments would have been payable in full, to the extent earned, as of December 31, 2015. Since no additional amount would become payable as a result of any termination of employment on December 31, 2015, no amount has been included in the table in respect of such bonus payments. To the extent a termination event occurred on a date during 2015 other than December 31, Mr. Smith would be entitled to an amount payable under the annual cash incentive program for the year of termination (to the extent earned under the terms of the annual cash incentive plan), pro-rated based on the number of days he was employed.
(2)	A portion of the amounts listed in the applicable columns relate to the potential vesting of performance-based restricted shares following a termination of the executive's employment by us without cause (other than in connection with a change in control), as a result of the executive's death or disability and with respect to grants made to Mr. Smith in 2013, 2014 and 2015, upon his termination of employment with good reason (other than in connection with a change in control). As described in more detail below, upon each of these events, all or a portion of the performance-based restricted shares eligible to vest on the next vesting date would remain outstanding until February 27, 2016 and would vest only if and to the extent the relevant performance targets for such tranche are achieved. The amounts in the applicable columns in respect of the potential vesting of these performance-based restricted shares consist of $609,715 (or $496,039 for termination for good reason) for Mr. Smith; $85,322 for Mr. Richardson; $12,497 for Mr. Maul; and $113,677 for Mr. Ohlendorf, which in each case are based on our actual 2015 performance relative to the applicable performance targets. The remainder of the applicable amounts consists of the accelerated vesting of time-based restricted shares, and in the column under the heading "Termination by us without Cause following Change in Control," additional vesting of performance-based restricted shares, each as described in more detail below.
(3)	Mr. Diab and Ms. Baier did not participate in our annual cash incentive program for 2015 since they joined us during the fourth quarter of 2015.
(4)	The amounts listed in the applicable columns represent the amount payable to the named executive officer under the applicable annual cash incentive program based on our actual performance in 2015. The amounts payable to Messrs. Richardson, Maul and Ohlendorf reflect a full year of service.
Payments in Connection with Mr. Richard's Termination
Mr. Richard's employment was terminated by us without cause on September 30, 2015, and upon his delivery of an executed waiver and release acknowledging that all restrictive covenants to which he is a party will remain in force for the periods specified he became eligible to receive severance pay and benefits under the Policy. A breach of such covenants will result in the cessation of severance pay and benefits and may result in his being required to repay certain severance pay and benefits already provided as well as certain costs and expenses. Pursuant to the Policy, Mr. Richard is entitled to receive $2,550,000, which represents the sum of 250% of his 2015 annual salary of $510,000 and 250% of his target annual cash incentive for 2015 of $510,000, which will be paid in equal periodic installments on our regular payroll dates, spanning 18 months and commencing on the 60th day following the date of his termination. He was also entitled to receive payment of an annual cash bonus for 2015 (to the extent earned under the terms of the annual incentive plan), pro-rated based on the number of days he was employed and payable when such bonus would otherwise be due. As described above, Mr. Richard was paid $105,570 under our 2015 annual cash incentive plan. We will pay the employer portion of his COBRA premium payments for 18 months as if he were still an active employee (or until a breach of the Policy or he becomes eligible for other medical coverage, if earlier). In addition, Mr. Richard received a payout of $39,231, representing his paid time off (PTO) balance.
Pursuant to the terms of his applicable restricted share agreements, as a result of Mr. Richard's termination on September 30, 2015:
•	25,389 shares of time-based restricted stock granted to Mr. Richard in 2012 through 2015 accelerated and vested upon his termination without cause with a value of $582,931 based on our closing stock price of $22.96 per share on September 30, 2015 (or a value of $468,681 based on our closing stock price of $18.46 per share on December 31, 2015).
•	39,628 shares of time-based restricted stock granted to Mr. Richard in 2013 through 2015 immediately were forfeited.
•	4,622 shares of performance-based restricted stock granted to Mr. Richard in 2012 remained outstanding and eligible to vest on February 27, 2016, based on (and subject to) our performance relative to the performance targets. As discussed above, the target level of performance was exceeded and, therefore, all of such shares vested on such date with a value of $66,973 based on our closing stock price of $14.49 per share on February 26, 2016 (or a value of $85,322 based on our closing stock price of $18.46 per share on December 31, 2015).
•	29,734 shares of performance-based restricted stock granted to Mr. Richard in 2013 through 2015 remained or will remain outstanding until February 27, 2016 or May 20, 2016, as applicable, and would vest only if and to the extent the relevant performance targets for such tranche are achieved. Based on our actual 2015 performance, the threshold-level of performance for such shares was not achieved and, therefore, Mr. Richard has forfeited or will forfeit all such shares on such dates.
•	25,918 shares of performance-based restricted stock granted to Mr. Richard in 2013 through 2015 immediately were forfeited.
Payments in Connection with Mr. Ohlendorf's Termination
Mr. Ohlendorf's employment was terminated by us without cause on March 18, 2016, and upon his delivery of an executed waiver and release acknowledging that all restrictive covenants to which he is a party will remain in force for the periods specified he became eligible to receive severance pay and benefits under the Policy. A breach of such covenants will result in the cessation of severance pay and benefits and may result in his being required to repay certain severance pay and benefits already provided as well as certain costs and expenses. Pursuant to the Policy, Mr. Ohlendorf is entitled to receive $2,700,000, which represents the sum of 250% of his 2016 annual salary of $540,000 and 250% of his target annual cash incentive for 2016 of $540,000, which will be paid in equal periodic installments on our regular payroll dates, spanning 18 months and commencing on the 60th day following the date of his termination. He is also entitled to receive payment of an annual cash bonus for 2016 (to the extent earned under the terms of the annual incentive plan), pro-rated based on the number of days he was employed and payable when such bonus would otherwise be due. We will pay the employer portion of his COBRA premium payments for 18 months as if he were still an active employee (or until a breach of the Policy or he becomes eligible for other medical coverage, if earlier). In addition, Mr. Ohlendorf received a payout of $41,538, representing his paid time off (PTO) balance.
Pursuant to the terms of his applicable restricted share agreements, as a result of Mr. Ohlendorf's termination on March 18, 2016:

•	21,024 shares of time-based restricted stock granted to Mr. Ohlendorf in 2013 through 2015 accelerated and vested upon his termination with a value of $333,651 based on our closing stock price of $15.87 per share on March 18, 2016.
•	22,080 shares of time-based restricted stock granted to Mr. Ohlendorf in 2014 and 2015 immediately were forfeited.
•	28,258 shares of performance-based restricted stock granted to Mr. Ohlendorf in 2013 through 2015 remain outstanding and eligible to vest on February 27, 2017 based on (and subject to) our performance relative to the performance targets.
•	15,195 shares of performance-based restricted stock granted to Mr. Ohlendorf in 2014 and 2015 immediately were forfeited.
Severance Policies and Severance Terms Contained in Restricted Share Agreements
We are party to an employment agreement with Mr. Smith, which we entered into in connection with his appointment as Chief Executive Officer in February 2013 and which was amended on April 23, 2015. Our other named executive officers participate in the Policy, initially adopted by the Committee on August 6, 2010 and amended during 2015. Each of Messrs. Ohlendorf, Richard and Richardson is (or was) a party to a letter agreement with us, which provides for certain additional benefits in the event of a termination by the executive for good reason outside the context of a change in control. In addition to the severance benefits described below, upon any termination of a named executive officer's employment, the executive will be entitled to receive a payout of up to 160 hours of the executive's paid time off (PTO) balance.
Employment Agreement with T. Andrew Smith
In the event Mr. Smith's employment is terminated by us without "cause" or he resigns for "good reason" (each as defined in the employment agreement) in each case other than within 12 months following a "change in control" (as defined in the employment agreement)), upon signing a release of claims in a form adopted by us and continuing to comply with all applicable restrictive covenants, he will be entitled to receive the following severance payments and benefits: (i) 250% of his base salary paid in installments over 18 months, (ii) 250% of his target bonus opportunity for the year of his termination paid in installments over 18 months, (iii) an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days he was employed, and (iv) if then eligible for, and he elects continuation of health coverage under COBRA, we will pay the employer portion of Mr. Smith's COBRA premium payments for 18 months as if he were still an active employee (the "Severance Benefits").
If Mr. Smith's employment is terminated by reason of his death or "disability" (as defined in the employment agreement), Mr. Smith (or his beneficiary or estate, as applicable) will be entitled to receive an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days he was employed, subject, in the event of termination by reason of disability, to Mr. Smith signing a release of claims in a form adopted by us and continuing to comply with all applicable restrictive covenants.
In the event Mr. Smith's employment is terminated by us without cause or he resigns for good reason, in each case within 12 months following a change in control, upon signing a release of claims in a form adopted by us and continuing to comply with all applicable restrictive covenants, he will be entitled to receive the following severance payments and benefits: (i) 300% of his base salary paid in installments over 18 months, (ii) 300% of his target bonus incentive opportunity for the year of his termination paid in a lump sum on the 60th day following such termination; (iii) an annual bonus for the year of termination (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days he was employed, and (iv) the Severance Benefits.
Termination of Mr. Smith's employment within 30 days of the end of the initial term or any renewal term of the employment agreement following the provision of written notice of non-renewal by us will be treated as a termination of Mr. Smith's employment without cause for purposes of the employment agreement and for purposes of any equity awards previously granted to Mr. Smith or granted to him during the term of the employment agreement.
With respect to any termination of Mr. Smith's employment, treatment of restricted stock awards will be as provided in the applicable award agreement governing such awards, as described below.
Any payments that are not deductible by us under Section 280G of the Internal Revenue Code will be cut back only to the extent that the cutback results in a better after tax position for Mr. Smith.
The employment agreement contains customary non-competition, non-solicitation, confidentiality and mutual non-disparagement covenants. The non-competition restrictions will continue in effect during Mr. Smith's employment and for one year following his termination of employment; the non-solicitation restrictions will continue in effect during his employment and for two years following his termination of employment. The confidentiality and mutual non-disparagement obligations will apply during his employment and at all times thereafter. A breach of such covenants will result in the cessation of severance pay and benefits and may result in Mr. Smith's being required to repay certain severance pay and benefits already provided as well as certain costs and expenses.
The non-competition provisions provide that Mr. Smith shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business in the Area (each as defined below). For purposes of this provision: "Area" means a fifteen (15) mile radius of any senior living facility owned, managed or operated by us (or our successor) at the time Mr. Smith's employment is terminated; and "Competing Business" means the business of owning, operating or managing senior living facilities having gross annualized revenues of at least $35 million or owning, operating or managing, in the aggregate, at least 1,000 units/beds provided that at least 750 units/beds owned, operated or managed by such business are located within the Area.
Severance Pay Policy, Tier I
On August 6, 2010, the Committee adopted the Policy, which applies to each of the named executive officers other than Mr. Smith. Additionally, on August 6, 2010, the Committee approved letter agreements for certain executives, including Messrs. Ohlendorf, Richard and Richardson. The letter agreements, which became effective as of August 6, 2010, terminated each of such officers' then-existing employment agreements in consideration of our adoption of the Policy. The letter agreements also provide for certain modifications to the Policy as it is applied to such officers and state that the Policy will not be amended in a manner that is disadvantageous to such officer without such executive's prior written consent. Mr. Smith's letter agreement was terminated in February 2013 upon the execution of his employment agreement described above.
Pursuant to the Policy, as modified by the letter agreements and the amendments adopted during 2015, following a "separation from service" (as defined in the Policy) by us without "cause" (as defined in the Policy) or, by Mr. Ohlendorf, Richard or Richardson (but not Ms. Baier or Messrs. Diab or Maul) with "good reason" (as defined in the Policy) (in each case other than within 12 months following a "change in control" (as defined in the Policy), the named executive officer is entitled to: (i) 250% of such officer's annual salary at the current rate of base salary in effect at the separation from service (or, if greater, before the occurrence of circumstances giving rise to good reason); (ii) 250% of such officer's target bonus opportunity for the year of separation from service; (iii) an annual bonus for the year of separation from service (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days such officer was employed and payable when such bonus would otherwise be due; and (iv) if then eligible for, and the officer elects continuation of health coverage under COBRA, we will pay the employer portion of the officer's COBRA premium payments for 18 months as if he were still an active employee (or until a breach of the Policy or such officer becomes eligible for other medical coverage, if earlier).

Pursuant to the Policy, as modified by the letter agreements, following a separation from service by us without cause or by a named executive officer with good reason within 12 months following a "change in control" (as defined in the Policy), the named executive officer is entitled to: (i)  300% of such officer's annual salary at the current rate of base salary in effect at the separation from service (or, if greater, before the occurrence of circumstances giving rise to good reason); (ii) 300% of such officer's target bonus incentive opportunity for the year of separation from service paid in a lump sum on the 60th day following such termination; (iii) an annual bonus for the year of separation from service (to the extent earned under the terms of the bonus plan), pro-rated based on the number of days such officer was employed and payable when such bonus would otherwise be due; and (iv) if then eligible for, and the officer elects continuation of health coverage under COBRA, we will pay the employer portion of the officer's COBRA premium payments for 18 months as if he were still an active employee (or until a breach of the Policy or such officer becomes eligible for other medical coverage, if earlier). If payments pursuant to the Policy and other arrangements are not deductible by us under Section 280G of the Internal Revenue Code, such payments shall be reduced (or repaid) in order to ensure our deduction of payments in connection with a change in control.
Except as otherwise noted above, severance pay will be paid to the named executive officers in equal periodic installments on our regular payroll dates, spanning 18 months and commencing on the 60th day following an executive's "qualifying separation from service" (as defined in the Policy and modified by the letter agreements) so long as such executive has signed and returned a waiver and release and the seven day revocation period for the signed release has expired. A named executive officer must acknowledge in such release that all restrictive covenants to which he is a party will remain in force for the period specified in such covenants and the severance pay such executive is entitled to is additional consideration for such restrictive covenants. A breach of such covenants will result in the cessation of severance pay and benefits and may result in such officer's being required to repay certain severance pay and benefits already provided as well as certain costs and expenses.
Outstanding Restricted Share Agreements
Under the terms of outstanding awards of time-based restricted stock held by our named executive officers (other than Mr. Smith's outstanding award of time-based restricted stock granted in 2015 and eligible to vest on February 27, 2018), if an executive's employment is terminated by us without cause (or with respect to Mr. Smith's awards granted after 2012, he terminates his employment for good reason), the next tranche of unvested shares will immediately vest. All other time-based shares would be forfeited in such event. Upon the occurrence of a change in control, the next tranche of unvested time-based shares will immediately vest. All other shares would remain outstanding and would vest on the previously established vesting dates, subject to continued employment. In addition, in the event an executive's employment is terminated without cause by us, or the executive terminates employment for good reason, within 12 months following such change in control, all remaining unvested time-based shares will immediately vest. In the event an executive's employment terminates by reason of death or disability, for awards made prior to 2013, the tranche of shares subject to vesting at the next vesting date will remain outstanding until such date, at which time the shares in that tranche will vest, and for awards made during or after 2013, the tranche of shares subject to vesting at the next vesting date will immediately vest.
With respect to Mr. Smith's award granted in 2015 and eligible to vest on February 27, 2018, if Mr. Smith's employment is terminated by us without cause, he terminates his employment for good reason, or his employment is terminated by reason of death or disability, one-third of such shares would vest if such termination occurred on or prior to February 27, 2016, two-thirds of such shares would vest if the termination occurred on or prior to February 27, 2017, and the full award would vest if the termination occurred after February 27, 2017. All time-based shares that do not vest would be forfeited in such event. Upon the occurrence of a change in control, one-third of such shares would vest if such change in control occurred on or prior to February 27, 2016, two-thirds of such shares would vest if the change in control occurred on or prior to February 27, 2017, and the full award would vest if the change in control occurred after February 27, 2017. All time-base shares that do not vest would remain outstanding and would vest on the previously established vesting dates, subject to continued employment. In addition, in the event Mr. Smith's employment is terminated without cause by us, or Mr. Smith terminates employment for good reason, within 12 months following such change in control, all remaining unvested time-based shares will immediately vest.

Under the terms of outstanding awards of performance-based restricted stock held by our named executive officers, if an executive's employment is terminated by us without cause (or with respect to Mr. Smith's awards granted after 2012, he terminates his employment for good reason) or such officer terminates by reason of death or disability, all shares eligible to vest on the next vesting date would remain outstanding until the next vesting date (with all other shares from the performance-based grant being immediately forfeited) and would vest only if and to the extent that the relevant performance targets for such tranche are achieved. However, with respect to such outstanding awards other than Mr. Smith's 2-year award granted in 2015, if the termination occurs on or prior to the second anniversary or first anniversary prior to the vesting date for the first tranche of shares, the officer would only be able to achieve vesting of up to 25% or 50%, respectively, of the performance shares based on our one-year or two-year CAGR of CFFO per share performance, respectively.
Under the terms of outstanding awards of performance-based restricted stock held by our named executive officers, upon the occurrence of a change in control, all of the shares would automatically convert to time-based vesting. In addition, upon the date of the change in control, the next tranche of these shares would immediately vest. However, with respect to outstanding awards of annual grants of performance-based restricted stock, if the termination occurs on or prior to the second anniversary or first anniversary prior to the vesting date for the first tranche of shares, only 25% or 50%, respectively, of such shares would vest. All other shares would remain outstanding and would vest on the previously established vesting dates, subject to continued employment. In the event an executive's employment is terminated without cause by us, or the executive terminates employment for good reason, within 12 months following such change in control, all remaining unvested shares will immediately vest.
Under Mr. Smith's employment agreement, our Omnibus Stock Incentive Plan, the 2014 Omnibus Incentive Plan and the severance policy and letter agreements applicable to the other named executive officers, a "change in control" shall be deemed to have occurred if (a) any person (other than, for purposes of the Omnibus Stock Incentive Plan, certain affiliates of Fortress Investment Group LLC) becomes the beneficial owner of securities representing fifty percent (50%) or more of the combined voting power of our outstanding securities (not including in the securities beneficially owned by such person, any securities acquired directly from us or any of our affiliates); (b) we or any of our subsidiaries merge or consolidate with any other corporation, except when the individuals who comprise our Board of Directors immediately prior to the transaction constitute at least a majority of the Board of Directors of the surviving entity (or its ultimate parent); or (c) our stockholders approve a plan of liquidation or dissolution or we complete the sale of all or substantially all of our assets (other than a sale to an entity, at least fifty percent (50%) of the combined voting power of the securities of which are owned by our stockholders after the transaction in substantially the same proportions as their ownership of us prior to the transaction, or other than a sale immediately following which the individuals who comprise the our Board of Directors immediately prior to the transaction constitute at least a majority of the Board of Directors of the entity to which the assets are sold (or its ultimate parent)). In any event, a "change of control" shall not be deemed to have occurred by virtue of the consummation of any transaction (or series of integrated transactions) immediately following which our stockholders prior to the transaction(s) continue to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the us immediately following such transaction(s).
Under Mr. Smith's employment agreement and the severance letters applicable to the other named executive officers, "cause" means (a) conviction of, guilty plea concerning or confession of any felony; (b) any act of fraud, theft or embezzlement committed by the executive in connection with our or our subsidiaries' business, (c) any material breach of any reasonable and lawful rule or directive of us; (d) the gross or willful neglect of duties or gross misconduct by the executive; or (e) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board's good faith determination materially interferes with the performance of the executive's duties. For purposes of Mr. Smith's employment agreement, "cause" is also defined to include any material breach by Mr. Smith of the agreement, after notice and opportunity to cure.
Under Mr. Smith's employment agreements and the severance letters applicable to the other named executive officers, "good reason" means the occurrence, without the executive's written consent, of any of the following circumstances, unless such circumstances are fully corrected by us within thirty (30) days following written notice by the executive that he intends to terminate his employment for one of the reasons set forth below: (i) the failure by us to pay to the executive any portion of his base salary or bonus within thirty (30) days of the date such compensation is due; (ii) the relocation of the executive's principal office to a location outside a fifty (50) mile radius from the executive's principal office location at the time of entering into the employment agreement or severance letter (as applicable); or (iii) the executive is assigned duties, compensation or responsibilities that are materially and significantly reduced with respect to the scope or nature of the duties, compensation and/or responsibilities associated with the executive's position. For purposes of Mr. Smith's employment agreement, "good reason" is also defined to include any material breach by us of the agreement.
Compensation Committee Interlocks and Insider Participation
During 2015, the Committee was composed of Mr. Bumstead, Ms. Clegg, Mr. Leeds, Mr. Wielansky and Dr. Waxman; Dr. Waxman retired and resigned from the Board of Directors on April 23, 2015. None of these persons has at any time been an officer or employee of us or any of our subsidiaries. In addition, there are no relationships among our executive officers, members of the Committee or entities whose executives serve on the Board of Directors or the Committee that require disclosure under applicable SEC regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 18, 2016, the total number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known by us to own more than 5% of our common stock, (2) each of our directors and named executive officers and (3) all directors and executive officers as a group, based on 190,815,063 shares of our common stock (including restricted shares) outstanding as of that date. Unless otherwise indicated, each of the beneficial owners listed has, to the Company's knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address of each person named in the table is c/o Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.

	Nature and Amount of Beneficial Ownership
Name of Beneficial Owner	Shares Owned(1)	Percentage
Executive Officers and Directors
T. Andrew Smith	997,054	*
Labeed S. Diab	204,630	*
Lucinda M. Baier	143,601	*
Bryan D. Richardson	229,955	*
Glenn O. Maul	104,512	*
Daniel A. Decker(2)	123,151	*
Frank M. Bumstead	106,229	*
Jackie M. Clegg(3)	44,055	*
Jeffrey R. Leeds	63,952	*
Mark J. Parrell	7,551	*
William G. Petty, Jr.(4)	32,513	*
James R. Seward	60,383	*
Lee S. Wielansky	12,551	*
All executive officers and directors as a group (16 persons)	2,530,214	1.3%

5% Stockholders
Glenview Capital Management, LLC(5)	18,141,415	9.5%
The Vanguard Group(6)	12,426,542	6.5%
Capital World Investors(7)	12,360,000	6.5%
Invesco Ltd.(8)	11,038,994	5.8%
________________

*	Less than 1%
(1)	Consists of shares held, including all shares of restricted stock held (whether or not such restricted shares have transfer and/or voting restrictions).
(2)	Includes 3,651 vested restricted stock units held by Mr. Decker, which were issued at Mr. Decker's election in lieu of a portion of his quarterly cash compensation as a director.
(3)	Includes 6,850 vested restricted stock units held by Ms. Clegg, which were issued at Ms. Clegg's election in lieu of a portion of her quarterly cash compensation as a director.
(4)	Includes 400 shares held indirectly by a trust in which Mr. Petty's daughter is the beneficiary and 4,000 shares held by a trust in which Mr. Petty is the beneficiary.
(5)	Information regarding Glenview Capital Management, LLC ("Glenview") is based solely on a Schedule 13G/A filed with the SEC on February 16, 2016 by Glenview and Larry Robbins. Glenview reported that it has shared voting power and shared dispositive power with respect to 18,141,415 shares. The address of the principal business office of Glenview is 767 Fifth Avenue, 44th Floor, New York, New York 10153.
(6)	Information regarding The Vanguard Group ("Vanguard") is based solely on a Schedule 13G/A filed with the SEC on February 10, 2016 by Vanguard. Vanguard reported that it has sole voting power with respect to 133,054 shares, shared voting power with respect to 10,200 shares, sole dispositive power with respect to 12,294,378 shares and shared dispositive power with respect to 132,164 shares. The address of the principal office of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Information regarding Capital World Investors ("Capital World") is based solely on a Schedule 13G filed with the SEC on February 12, 2016 by Capital World. Capital World reported that it has sole voting power and sole dispositive power with respect to 12,360,000 shares. Capital World disclaims beneficial ownership of such shares. The address of the principal office of Capital World is 333 South Hope Street, Los Angeles, CA 90071.
(8)	Information regarding Invesco Ltd. ("Invesco") is based solely on a Schedule 13G filed with the SEC on February 16, 2016 by Invesco. Invesco reported that it has sole voting power with respect to 10,030,097 shares and sole dispositive power with respect to 11,038,994 shares. The address of the principal office of Invesco is 1555 Peachtree Street NE, Suite 1800, Atlanta GA 30309.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file these forms. Based solely on that review, we believe that during the fiscal year ended December 31, 2015, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Employment of, and Agreement with, Melanie Werdel
Melanie Werdel served as Executive Vice President – Administration of Emeritus and was a sister of Granger Cobb, who served on the Board of Directors from the closing of the Emeritus merger on July 31, 2014 until his passing on September 22, 2015. In connection with the merger, we entered into a letter agreement with Ms. Werdel on July 14, 2014, which became effective upon the closing of the merger. Pursuant to the letter agreement, Ms. Werdel became an employee of ours upon the closing of the merger to assist with our integration efforts, and the letter agreement contained certain severance payments to incentivize Ms. Werdel to continue employment with us for a period of time after the closing of the merger. During Ms. Werdel's employment she was eligible to receive her then current annual base salary of $325,415 and to continue participation in Emeritus' and our benefit plans, as applicable. Under the terms of the letter agreement, if Ms. Werdel remained employed through April 30, 2015 or was terminated by us without cause prior to such date, she would receive a lump sum cash retention payment of $325,415 and an additional severance amount of $325,415, payable in equal installments over the 12-month period following her termination, subject in each case to execution of a separation agreement and general release. In addition, she would be responsible only for the employee's share of premium payments for any election for COBRA continuation coverage. Ms. Werdel remained an employee of ours through April 30, 2015.
Policies and Procedures for Related Party Transactions
Our Board of Directors has adopted a written Policy and Procedures with Respect to Related Person Transactions, which we refer to as our Related Person Policy. Pursuant to the terms of the Related Person Policy, we will enter into or ratify related person transactions only when the Audit Committee of our Board of Directors determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.
Related person transactions that are identified as such prior to the consummation thereof or amendment thereto may be consummated or amended only if the transaction has been reviewed and approved in advance by the Audit Committee (or in those instances where the General Counsel determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, by the chair of the Audit Committee). All Related Persons (defined below) and all business unit leaders responsible for a proposed transaction are required to report to our legal department any potential related person transaction prior to entering into the transaction. The legal department will determine whether the transaction is a related person transaction and, therefore, should be submitted to the Audit Committee for consideration. In the event our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified, the transaction will promptly be submitted to the Audit Committee or its chair, which will evaluate all available options, including ratification, amendment or termination of the transaction. In the event any of such persons become aware of a completed related person transaction that has not been previously approved or ratified, the Audit Committee or its chair shall evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.
At the Audit Committee's first meeting of each fiscal year, the committee will review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000 and, taking into consideration the Company's contractual obligations, will determine whether to continue, modify or terminate each such transaction.
Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.
A "Related Person", as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company's last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company's voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
Our Related Person Policy also requires Audit Committee pre-approval of proposed charitable contributions, or pledges of charitable contributions, by the Company to a charitable or non-profit organization for which a Related Person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.
The Committee pre-approved or ratified all related party transactions that were entered into since December 31, 2014 or that were ongoing during such time.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed Brookdale's audited consolidated financial statements as of and for the year ended December 31, 2015 and discussed these financial statements with Brookdale's management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. Brookdale's independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Brookdale's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit of the financial statements. The Audit Committee's responsibility is to monitor and review these processes. The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements, the matters required to be discussed under applicable auditing standards (including Auditing Standard No. 16, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board), and other matters the Committee deemed appropriate.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such firm's independence. The Audit Committee also considered whether the independent auditors' provision of other, non-audit related services to Brookdale is compatible with maintaining such auditors' independence.
Based on the review and discussions with management and Ernst & Young LLP described above, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to Brookdale's Board of Directors that the audited financial statements be included in Brookdale's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.
Respectfully submitted by the Audit Committee of the Board of Directors,
AUDIT COMMITTEE
James R. Seward, Chairman
Jackie M. Clegg
Jeffrey R. Leeds
 Mark J. Parrell

PROPOSAL NUMBER TWO
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
 AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposed Independent Registered Public Accounting Firm
In accordance with its charter, the Audit Committee has selected the firm of Ernst & Young LLP, independent accountants ("E&Y"), to be Brookdale's independent registered public accounting firm for the year 2016 and has further directed that the Audit Committee's appointment of E&Y be submitted for ratification by our stockholders at the 2016 Annual Meeting. If the stockholders do not ratify this appointment, our Audit Committee will re-evaluate the appointment of E&Y.
E&Y was also Brookdale's independent registered public accounting firm for 2015. Before selecting E&Y, the Audit Committee carefully considered E&Y's qualifications as independent auditors for Brookdale. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with E&Y in all of these respects. The Audit Committee's review included inquiry concerning any litigation involving E&Y and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of E&Y to perform services for Brookdale is in no way adversely affected by any such investigation or litigation.
The Audit Committee also oversees the work of E&Y, and E&Y reports directly to the Audit Committee in this regard. The Audit Committee also reviews and approves E&Y's annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Brookdale and E&Y. The Audit Committee also reviews and discusses with E&Y their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year.
A representative of E&Y will be present at the Annual Meeting, either in person or by teleconference, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.
The Board of Directors recommends a vote FOR the ratification of the Audit Committee's appointment of E&Y as Brookdale's independent registered public accounting firm for fiscal year 2016. Unless otherwise instructed, we will vote all proxies we receive FOR the proposal.
Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees
In connection with the audit of the 2015 financial statements, the Company entered into an engagement agreement with E&Y which set forth the terms by which E&Y has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures. The Audit Committee specifically considered such procedures and determined that they were appropriate and consistent with the Company's use of alternative dispute resolution generally in other circumstances.
Set forth below are the aggregate fees billed by E&Y during 2015 and 2014 for all audit, audit related, tax and other services provided by E&Y to the Company.
	2015	2014
Audit Fees	$2,340,000	$2,858,500
Audit-Related Fees	1,995	1,169,995
Tax Fees	24,651	112,069
All Other Fees	––	—
Total	$2,366,646	$4,140,564

"Audit Fees" include fees for the audit of the Company's annual financial statements and review of financial statements included in the Company's quarterly reports (Forms 10-Q) and fees for the audit of internal control over financial reporting. This category also includes review of, and consents for, filings with the SEC related to acquisitions and registration statements (including secondary offerings and debt offerings) and the issuance of comfort letters associated with those offerings.
"Audit-Related Fees" include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and that are traditionally performed by the independent registered public accounting firm. Audit-related services also include services related to audits not required by statute or regulation concerning financial accounting and reporting standards and the performance of due diligence procedures in connection with acquisitions.
"Tax Fees" include fees for professional services rendered by E&Y for tax compliance, tax advice, and tax planning. These corporate tax services include technical tax advice on tax matters, assistance with preparing tax returns, value added tax, government sales tax and equivalent tax matters in local jurisdictions, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, assistance with tax audit defense matters, and tax advice related to mergers and acquisitions.
"All Other Fees" include fees paid by the Company to E&Y that are not included in the three paragraphs above. There were no services in that category in 2015 or 2014.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee of the Board of Directors has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, the Company's independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by any such firm during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved in compliance with the Audit Committee pre-approval policies and procedures described herein.

PROPOSAL NUMBER THREE
 ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).
As described in greater detail elsewhere in this proxy statement, our executive compensation program is structured to reward performance and to align the interests of our executives with those of our stockholders. To that end, each of our executives' total annual cash compensation varies based on company and individual performance measured against financial and non-financial objectives. In addition, to further align our executives' interests with those of our stockholders, our long-term incentive compensation consists of time- and performance-based restricted stock. The value that may be realized if and when these restricted stock awards vest will depend upon our long-term performance.
At the Annual Meeting, our Board of Directors will request your advisory vote on the following resolution:
RESOLVED, that the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
This vote is advisory, which means that the vote on executive compensation is not binding on us, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by us, the Board of Directors or the Compensation Committee or creating or implying any additional fiduciary duty for any of them. In addition, the vote on this proposal is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Although the vote is non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Until such time as the next advisory vote on the frequency of advisory votes on executive compensation is submitted to stockholders (or the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of our stockholders), we will include a non-binding advisory stockholder vote on executive compensation in our proxy materials on an annual basis. The next advisory vote on executive compensation is expected to occur at our 2017 annual meeting of stockholders.
The Board of Directors recommends that you vote FOR the approval of the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables). Unless otherwise instructed, we will vote all proxies we receive FOR the proposal.

Deadline for Submitting Stockholder Proposals
Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year's annual meeting must submit their proposals so that they are received at Brookdale's principal executive offices no later than December 29, 2016. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included. Any such proposal should be addressed to the Secretary of Brookdale at "Attention: Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027".
Under our Amended and Restated Bylaws, in order for a stockholder proposal to be presented at the 2016 annual meeting of stockholders (other than by means of inclusion in the proxy materials under SEC Rule 14a-8 described above), the Company must have received proper notice from the stockholder no less than 90 days and no more than 120 days prior to the anniversary date of the preceding annual meeting of stockholders. As a result, proposals submitted pursuant to these provisions of our Amended and Restated Bylaws must be received no earlier than February 13, 2017 and no later than the close of business on March 15, 2017. If the 2017 annual meeting of stockholders is called for a date that is not within twenty-five days before or after June 13, 2017, under our Amended and Restated Bylaws the notice must be received by Brookdale not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper form, the notice must set forth, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting, (b) the stockholder's name and record address, (c) the class or series and number of shares of capital stock of Brookdale that the stockholder owns beneficially or of record, (d) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of the business by the stockholder and any material interest of the stockholder in the business and (e) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring the business before the meeting. A person must own of record shares of Brookdale stock on the date that he or she sends the notice to Brookdale under the procedures above. The notice should be mailed to the Secretary of Brookdale at "Attention: Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027". Brookdale reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Other Matters
The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.
No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.
Additional Information
We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary, and can also be accessed through our website at www.brookdale.com.

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 may be obtained, without charge, by any stockholder to whom this proxy statement is sent, upon written request to Chad C. White, Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary.

BROOKDALE
— SENIOR LIVING SOLUTIONS —

BROOKDALE SENIOR LIVING INC.
ATTN: CORPORATE SECRETARY
111 WESTWOOD PLACE, SUITE 400
BRENTWOOD, TN 37027

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 12, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 12, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Jackie M. Clegg	☐	☐	☐
1B William G. Petty, Jr.	☐	☐	☐
1C James R. Seward	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the Audit Committee's appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2016 fiscal year.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

NOTE: In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000289893_1 R1.0.1.25

BROOKDALE SENIOR LIVING INC.

Annual Meeting of Stockholders

June 13, 2016 10:00 AM CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Daniel A. Decker, T. Andrew Smith and Chad C. White or any of them, each with power of substitution and revocation as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Brookdale Senior Living Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Monday, June 13, 2016 at 10:00 A.M., local time, at the Company's corporate offices located at 111 Westwood Place, Brentwood, Tennessee, including any adjournments and postponements thereof, upon the matters set forth on the reverse side and more fully described in the notice and proxy statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2, FOR PROPOSAL 3 AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side

0000289893_2 R1.0.1.25